UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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COSÌ, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

April 9, 2015

Dear Fellow Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Così, Inc. (“Così”, the “Company”, “we”, “us” or “our”) to be held on Tuesday, May 19, 2015, commencing at 8:00 a.m. Eastern Time, at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (the “Annual Meeting”).

At the Annual Meeting, you will be asked to (i) consider and vote upon the election of two directors, (ii) ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, and (iii) approve, in a non-binding vote, the compensation of our named executive officers,. Each of these proposals is more fully described in the Notice of Annual Meeting and Proxy Statement that follows.

We hope that you will find it convenient to attend the Annual Meeting in person. Whether or not you expect to attend personally, please vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure your representation at the Annual Meeting and the presence of a quorum. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person. You may obtain directions to the location by contacting Investor Relations at (857) 415- 5000.

A copy of our Annual Report to Stockholders, which includes a copy of our Form 10-K for the fiscal year ended December 29, 2014, is being provided to each of our stockholders with this Proxy Statement. Additional copies may be obtained by writing to Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108, Attention: Investor Relations, or by contacting Cosi, Inc. by email at investorrelations@getcosi.com.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure that your shares will be represented. If you attend the meeting personally, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of the directors, officers and employees of Così, we would like to express our appreciation for your continued support.

Mark Demilio Chairman of the Board	R. J. Dourney CEO and President

COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 19, 2015

Dear Stockholders:

The 2015 Annual Meeting of Stockholders of Così, Inc., a Delaware corporation (“Così”, the “Company”, “we”, “us” or “our”), will be held at 8:00 a.m. Eastern Time on Tuesday, May 19, 20154, at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (the “Annual Meeting”). The items of business to be transacted at the Annual Meeting are:

1.	To elect two directors to serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2.	To consider and ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2015;
3.	To approve, in a non-binding vote, the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K; and
4.	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends that you vote: FOR the two nominees for director; FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm;and FOR the approval of the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K.

The Board of Directors has fixed the close of business on April 1, 2015, as the record date for the determination of stockholders entitled to notice of and to vote on any matters that may properly come before the Annual Meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,

Vicki Baue
Assistant Secretary
Dated:	April 9, 2015 Boston, Massachusetts

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure that your shares will be represented. If you attend the meeting personally, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2015

SOLICITATION OF PROXIES

This Proxy Statement is furnished to you by the Board of Directors of Così, Inc., a Delaware corporation (“Così”, the “Company”, “we”, “us”, or “our”), in connection with the solicitation of proxies to be voted at our 2015 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting (the “Annual Meeting”). Our Annual Meeting will be held at 8:00 a.m. Eastern Time on Tuesday, May 19, 2015, at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the Annual Meeting in person. You may obtain directions to the location by contacting Investor Relations at (857) 415 - 5000. Whether or not you expect to attend in person, please vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person. This Notice of Annual Meeting, Proxy Statement, Proxy Card and the accompanying Così, Inc. 2014 Annual Report, which includes the Annual Report on Form 10-K, are being mailed to our stockholders on or about April 9, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2015.

This Proxy Statement, the Notice of Annual Meeting of Stockholders
and Our Annual Report to Stockholders are available at
http://getcosi.com/investor-info.html

In voting by proxy with regard to the election of directors, stockholders may vote in favor of each nominee or withhold their votes as to each nominee. In voting by proxy with regard to the ratification of the appointment of our independent registered public accounting firm, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. In voting by proxy with regard to the non-binding resolution to approve the compensation of our named executive officers, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

If no direction is given on a proxy with respect to a proposal, the proxy will be voted FOR the two nominees for director; FOR the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm; and FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. As to any other matter of business that may be brought before the Annual Meeting, such proxy will be voted in accordance with the judgment of the persons named in the proxy.

A stockholder who has submitted a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of Così, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

VOTING SECURITIES

The Board of Directors has fixed the close of business on April 1, 2015, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. Holders of record of our common stock as of the close of business on April 1, 2015, will be entitled to one vote for each share held. On April 1, 2015, there were 40,101,189 shares of our common stock, par value $0.01 per share, outstanding, all of which are entitled to vote with respect to all matters acted upon at the Annual Meeting.

A majority of the outstanding shares of our common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of our common stock represented at the meeting and entitled to vote is required for the election of directors. Shares for which the vote is properly withheld will not be counted toward a director nominee’s achievement of a plurality.

The affirmative vote of a majority of the votes cast by stockholders who are entitled to vote and are present in person or represented by proxy at the meeting is required for (i) the ratification of BDO USA, LLP, as our independent registered public accounting firm, and (ii) approval of the advisory vote on executive compensation. Abstentions with respect to the ratification of BDO USA, LLP, as our independent registered public accounting firm, and approval of the advisory vote on executive compensation, will be counted as present for purposes of determining a quorum, but will not be counted as “votes cast” and will have no effect on the outcome of these proposals.

If you are a beneficial owner whose shares are held in an account by a broker, you must instruct your broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. The practical effect of a broker non-vote will be the reduction of the total number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which a majority is calculated, since the broker non-votes will not be deemed to be entitled to vote on that proposal.

Brokers will have discretionary voting power to vote on the ratification of BDO USA, LLP, as our independent registered public accounting firm, accordingly, we do not expect there to be any broker non-votes on this proposal. Brokers will not have discretionary voting power to vote on the election of directors. A broker non-vote on any matter for which the vote required is a plurality or a majority of the votes cast will not affect the outcome of such vote.

If your shares are registered in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, then you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by the Company. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet if available.

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our Proxy Statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108, Attention: Investor Relations, or to investorrelations@getcosi.com.

Stockholders of record residing at the same address and currently receiving multiple copies of this Proxy Statement may contact our Corporate Secretary to request that only a single copy of our Proxy Statement be mailed in the future.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of April 1, 2015, the following are the only persons known to the Company to be the beneficial owners of more than 5% of our outstanding shares of common stock 40,101,189.

Beneficial Owners of More Than 5% Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Beneficially Owned (1)
Janus Capital Management LLC Plaisance Fund LP 151 Detroit Street Denver, Colorado 80206	7,647,520	(2)	19.07%

Lloyd Miller, III 222 Lakeview Avenue, Suite 160-365 West Palm Beach, Florida 33401	5,517,127	(3)	13.76%

Robert J. Dourney c/o Cosi, Inc. 290 Washington Street, Suite 510 Boston, Massachusetts 02108	2,547,396	(4)	6.35%

(1)	Ownership percentages are based on 40,101,189 shares of our common stock outstanding as of April 1, 2015. In computing the number of shares of our common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of April 1, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
(2)	This information is based on a Schedule 13G/A filed with the SEC on February 18, 2015, by Janus Capital Management LLC (“Janus Capital”) and Plaisance Fund LP (“Plaisance Fund”, pursuant to a joint filing agreement between them dated January 17, 2014. According to the Schedule 13G/A, Janus Capital and Plaisance Fund each owns and has sole voting and sole dispositive power over, and in the aggregate beneficially owns, 7,647,520 shares or 19.07% of the total shares of our common stock. According to the Form 13G/A, (i) Janus has a direct 96.81% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”); (ii) due to such structure, the holdings for Janus Capital, INTECH and Perkins are aggregated for purposes of filing the Schedule 13G/A; (iii) INTECH and Perkins are registered investment advisers, each furnishing investment advice to various clients (“Managed Portfolios”); and (iv) as a result of its role as investment advisor or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 7,647,520 shares or 19.07% of our outstanding shares held by such Managed Portfolios; however, (v) Janus does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Plaisance Fund LP is a one of the Managed Portfolios to which Janus provides investment advice.
(3)	This information is based on a Schedule 13D/A filed with the SEC on December 17, 2014, by Lloyd I. Miller, III. According to the Schedule 13D/A, Mr. Miller beneficially owns and has sole voting and sole dispositive power over 5,517,127 shares or 13.76% of the total shares of our common stock as (i) the manager of a limited liability company that is the general partner of a certain limited partnership, (ii) the manager of a limited liability company that is the advisor to certain trusts, (iii) the manager of a limited liability company, (iv) the trustee to a certain irrevocable trust, and (v) an individual. Mr. Miller also has shared voting and shared dispositive power over 19,953 shares or less than 1% of the total shares of our common stock as an advisor to the trustee of a certain trust.

(4)	This information is based on a Form 4 filed with the SEC on April 6, 2015. Includes 829,164 unregistered shares of restricted stock granted to R. J. Dourney on March 17, 2014, as a material inducement to accept employment with the Company. Also includes 1,718,232 unregistered shares (“Merger Shares”) issued to Mr. Dourney and his spouse on April 1, 2015, as consideration upon consummation of the reverse triangular merge of Hearthstone Associates, LLC, into a wholly-owned subsidiary of Cosi (the “Merger”). Of the Merger Shares, Mr. Dourney directly owns 1,701,050 shares and is deemed to indirectly own 17,182 shares which were issued to his spouse.

The determination that there were no other persons, entities, or groups known to the Company to beneficially own more than 5% of our common stock was based on a review of our internal records and of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) or 13(g) of the Exchange Act.

Security Ownership of Management and Directors

The following table sets forth certain information regarding ownership of our common stock as of April 1, 2015, by (i) each of the members of our Board of Directors, (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation” below, and (iii) all directors and executive officers of the Company as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

Security Ownership of Management and Directors
Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned (2)
Mark Demilio	256,521		*

Patrick Bennett	34,999		*

Jean Birch	41,280		*

Michael Collins	33,740		*

David Lloyd	5,729	(3)	*

R. J. Dourney	2,547,396	(4)	6.35%

Rich Bagge	73,661	(5)	*

Vicki Baue	94,253	(6)	*

Bryan Marks	91,500		*

Stephen Edwards (former Executive Chairman)	545,959	(7)	*

Robert Merritt (former Director)	144,966	(8)	*

Michael O’Donnell (former Director)	75,192	(9)	*

Karl Okamoto (former Director)	64,627	(10)	*

Scott Carlock (former CFO)	7,500	(11)	*

William Koziel (former CFO)	---		*

All executive officers and directors as a group (15 persons)	4,017,053	(12)	10.02%

*	Represents less than 1%.
(1)	Each person listed in the table is currently, or was during fiscal 2014, a director or named executive officer of the Company, with an address at c/o Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

(2)	Ownership percentages are based on 40,101,189 shares of our common stock outstanding as of April 1, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable within sixty days of April 1, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
(3)	These shares of restricted stock were granted to David Lloyd on January 1, 2015, as non-employee director stock compensation pro-rated for the balance of the 2014 term.
(4)	Includes 829,164 shares of our common stock issued to R. J. Dourney on March 17, 2014, as a material inducement to enter into employment with the Company (“Initial Grant”). Fifty percent of the Initial Grant will vest in four equal installments commencing on the first anniversary of employment provided that he remains in the continuous employ of the company through such vesting date, and fifty percent of the Initial Grant will vest in four equal installments commencing on the date of award provided that (a) Mr. Dourney remains in the continuous employ of the Company and (b) specified price targets for the Company’s common stock are achieved. The price target for each installment is as follows: the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days $2.00, $2.50, $3.00, and $4.00. Also includes 1,718,232 unregistered shares of our common stock (“Merger Shares”) issued to Mr. Dourney and his spouse, as owners of Hearthstone Associates, on April 1, 2015, as consideration upon consummation of the reverse triangular merger of Hearthstone Associates, LLC, with and into a wholly-owned subsidiary of Cosi (“Merger”), of which (i) 1,701,050 shares were issued to Mr. Dourney, and (ii) 17,182 shares were issued to Mr. Dourney’s spouse and deemed to be indirectly owned by Mr. Dourney. The Merger Shares were fully vested upon issuance.
(5)	Includes 72,761 unregistered shares of our common stock issued to Richard Bagge as consideration upon consummation of the Merger, as an owner of Hearthstone Associates, on April 1, 2015.
(6)	Includes 3,750 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.70 per share.
(7)	Includes shares reported by Stephen Edwards on the Form 4 dated March 19, 2014, which includes 81 shares of our common stock for which Mr. Edwards was the custodian on the account, but excludes 75,000 unvested shares forfeited by Mr. Edwards as of August 26, 2014, when he ceased to be an employee and director of the Company. Does not account for any changes in the ownership of shares that may have occurred since the filing of the last Form 4 by or on behalf of Mr. Edwards.
(8)	Includes shares reported by Robert Merritt on the Form 4 filed December 30, 2013. Does not account for any changes in the ownership of shares that may have occurred since filing of the last Form 4 by or on behalf of Mr. Merritt.
(9)	Includes shares reported by Michael O’Donnell on the Form 4 filed September 4, 2014. Does not account for any changes in the ownership of shares that may have occurred since filing of the last Form 4 by or on behalf of Mr. O’Donnell.
(10)	Includes shares reported by Karl Okamoto on the Form 4 filed December 30, 2013. Does not account for any changes in the ownership of shares that may have occurred since the filing of the last Form 4 by or on behalf of Mr. Okamoto.
(11)	Includes shares reported by Scott Carlock on the Form 4 filed December 29, 2014, but excludes 100,000 unvested shares forfeited by Mr. Carlock on January 21, 2015, upon the termination of his employment with the Company. Does not take into account any changes in the ownership of shares that may have occurred since filing of the last Form 4 by or on behalf of Mr. Carlock.
(12)	These 15 persons include all current members of our Board of Directors and the named executive officers detailed under “Information about the Nominees, the Continuing Directors and Executive Officers” below, as well as former directors and named executive officers who served during fiscal year 2014.

CORPORATE GOVERNANCE

Role of the Board of Directors

General. Our business is managed under the direction of our Board of Directors (the “Board”) pursuant to the Delaware General Corporation Law and our Amended and Restated By-laws (the “By-laws”). Our Board, which is elected by the stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects the CEO (“CEO”) and other members of the senior management team, which is charged with the conduct of our business. Although management is responsible for the day-to-day business operations of the Company, having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. Our Board is kept advised of our business through discussions with the CEO and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board and Board committee meetings. The Board has oversight with respect to the strategic direction and key policies of the Company. The Board approves major initiatives, advises on significant financial and business objectives, and monitors progress with respect to such matters.

Succession Planning. The Board also plans for succession to the position of CEO as well as certain other senior management positions. To assist the Board, the CEO annually provides the Board with an assessment of senior executives and of their potential to succeed him or her. The CEO also provides the Board with an assessment of persons considered potential successors to certain senior executive positions.

Composition and Membership of the Board of Directors

Board Size. It is the policy of the Company that the number of directors not exceed a number that can function efficiently as a body. The Board’s optimum size is five to ten members but, as required by our By-laws, may not be less than three members. The Nominating/Corporate Governance Committee, in consultation with the Chairman and the CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Nominating/Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, retirement or for any other reason. On June 11, 2014, the Board reduced the size of the Board to six members effective at the Company’s 2014 Annual Meeting held on August 26, 2014.

Selection Criteria. Pursuant to our Board of Director Candidate Guidelines, the Nominating/Corporate Governance Committee will consider and evaluate director candidates based upon certain minimum qualifications, as set forth in Exhibit A attached hereto. Based upon recommendations of the Nominating/Corporate Governance Committee and following an independent evaluation by the Board, candidates are selected for, among other things, their character, judgment, business experience and acumen and skills that are complementary to the needs of the Company, leadership and their ability to exercise sound judgment. In addition, directors should be willing to devote sufficient time to fulfill their obligations to the Company and its stockholders.

Diversity. Our Nominating/Corporate Governance Committee identifies, evaluates and recommends candidates to become members of the Board with the goal of creating a balance of knowledge, experience and diversity. Stockholders may also recommend candidates to the Nominating/Corporate Governance Committee in accordance with the procedures set forth in the Nominating/Corporate Governance Committee Charter (see the section below captioned “Nomination Process”). The Board considers diversity when considering director nominees, taking into consideration not only diversity of national origin, gender, age and race but also of profession and experience. Although diversity is included as a selection criteria under our Nominating/ Corporate Governance Committee charter, our Board has not at this time adopted a separate diversity policy.

Terms and Term Limits. The Board is divided into three classes serving staggered three-year terms. The Board does not favor term limits for directors but believes that it is important to monitor overall Board performance.

Board Action and Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-owned company. Currently, these committees are the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

Committee Members. The members of these committees are recommended to the Board by the Nominating/Corporate Governance Committee in consultation with the CEO. The committees are comprised solely of independent directors. The membership of these three committees is rotated from time to time. The current members of each of these committees are identified below under the heading “Board Committees”.

Functioning of the Board of Directors

Meeting Schedule. The Board sets the annual schedule of Board and Board committee meetings. Our Board holds a minimum of four regular meetings per year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Committee meeting schedules are recommended by each committee in order to meet the responsibilities of that committee.

Agenda. The Chairman of the Board sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the CEO for review. For example, the annual corporate budget is reviewed by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with that committee. Any member of the Board may request that an item be included on the agenda.

Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the directors to prepare for discussion of the items at the meeting.

Senior Management Presence. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the senior manager responsible for that area of our operations.

Director Access to Management and Corporate and Independent Advisors. Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.

Director Attendance. Directors are expected to attend all Board meetings and to have reviewed prior to the meetings, all written materials distributed to them in advance. In fiscal 2014, the Board held five regularly scheduled Board meetings and ten special Board meetings. All of our directors attended 75% or more of the aggregate of the total number of Board and committee meetings on which he or she served during fiscal 2014. In addition, the Board encourages all of its directors to attend our Annual Stockholders’ Meeting. All of our then-current directors attended the 2014 Annual Stockholders’ Meeting.

Board and Committee Self-Evaluations. The Board, and each committee of the Board, are required to conduct a self-evaluation of their performance at least annually.

New-Director Orientation. The Board works with management to schedule new-director orientation programs. Orientation is designed to familiarize new directors with the Company and the restaurant industry as well as Company personnel, facilities, strategies and challenges.

Director Independence

It is the policy of the Company that the Board consists of a majority of independent directors who meet the independence requirements of the NASDAQ Marketplace Rules.

The Board has affirmatively determined that five of its six directors, including all members of the Audit, Compensation and Nominating/Corporate Governance Committees, are “independent” as defined by the listing standards of The NASDAQ Capital Market (“NASDAQ”) and all applicable rules and regulations of the SEC. The five independent directors are Mark Demilio, Patrick Bennett, Jean Birch, Michael Collins, and David Lloyd. Michael O’Donnell, who resigned from the Board as of January 1, 2015, Robert Merritt, who elected not to stand for re-election at our 2014 Annual Meeting of Stockholders, and Karl Okamoto, who resigned as of April 14, 2014, were also independent directors.

On December 23, 2014, Michael O’Donnell notified the Board that, having served on our Board and committees of the Board for several years, and given completion of the relocation of our Support Center to Boston, Massachusetts, significant capital raise, and identification of a suitable Board candidate, he would be resigning from the Board, effective on January 1, 2015. David Lloyd was appointed to the Board, effective on January 1, 2015, to fill the vacancy created by Michael’ O’Donnell’s resignation from the Board.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that the right Board leadership may vary as circumstances warrant. Consistent with this understanding, the independent directors will consider the Board’s leadership structure on an annual basis. In 2007, the Board amended its Amended and Restated By-Laws to provide that the Chairman of the Board and the CEO of the corporation shall be two different persons. From 2007 to 2012, the chairmanship was a non-executive position. The Chairman of the Board serves in that capacity until an election by the independent directors. In accordance with our corporate governance principles, if the Chairman of the Board is not independent, the independent directors will also elect a Presiding Director, who shall be an independent director, whose responsibilities include, among others, calling meetings of the independent directors and presiding over executive sessions of the independent directors.

As of June 11, 2013, to March 17, 2014, Stephen Edwards served as CEO and President of the Company, and effective as of June 11, 2013, to March 17 2014, the independent directors elected Mark Demilio, an independent director, as Chairman of the Board. Effective March 17, 2014, R. J. Dourney was appointed CEO and President of the Company, at which time Stephen Edwards was re-appointed Executive Chairman of the Board, effective as of March 17, 2014, and the independent directors elected Mark Demilio, an independent director, as Presiding Director. On May 27, 2014, Stephen Edwards notified the Board that he would not be standing for re-election to the Board upon expiration of his term at the Company’s 2014 Annual Meeting of Stockholders held on August 26, 2014, and effective on that same date, Mr. Edwards resigned from all offices and positions on the Board and with the Company and its affiliates. Effective on August 26, 2014, the independent directors elected Mark Demilio, an independent director, as Chairman of the Board.

The Board’s Role in Risk Oversight

Management of the Company is primarily responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

The Audit Committee oversees our financial and management risk programs, including accounting and audit-related exposure, and the steps management has taken to monitor and control such exposures. The Audit Committee meets quarterly with and receives reports from management and our independent certified public accounting firm to review our major financial risks or exposures. Periodically, the Audit Committee meets in executive session with our independent registered public accounting firm. For additional information, see the sections below captioned “Board Committees — Audit Committee” and “Report of the Audit Committee”.

The Chairman of the Audit Committee, along with our General Counsel/ Chief Compliance Officer, is copied on the transcripts of all calls received through our whistleblower hotline, and our General Counsel/ Chief Compliance Officer reports to the Audit Committee on the results of investigations and other legal developments.

The Board’s other committees — Compensation and Nominating/Corporate Governance — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive and non-executive compensation generally. The Board is kept abreast of its committees’ risk oversight and other activities via reports by the Chair of each committee to the full Board. These reports are presented at regular Board meetings and include discussions of committee agenda topics, including matters involving risk oversight. For additional information, see the sections below captioned “Board Committees — Compensation Committee” and “Nominating / Corporate Governance Committee”.

The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, the Board reviews and discusses with executive management our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the CEO and Chief Financial Officer as part of the meeting. In addition, the Board receives detailed regular reports from the members of our executive leadership team — the heads of our principal business and corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at Board meetings. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business.

Executive Sessions

The Company believes that regular scheduling of meetings of non-management directors is important in order to foster better communication among non-management directors. Accordingly, the independent directors meet without any management directors or employees present at least twice each year in executive sessions.

Corporate Governance Principles

The Board adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for governing the operation of the Board and its committees and for guiding the Board and our senior management team in the execution of their responsibilities. The Board’s Nominating/Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles from time to time and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.getcosi.com.

Board Committees

The Board has three committees: Audit, Compensation and Nominating/Corporate Governance. The membership of each committee as of April 1, 2015, and the function of each committee are described below.

BOARD COMMITTEES
Director	Audit Committee (1)	Compensation Committee (2)	Nominating/Corporate Governance Committee (3)
R. J. Dourney
Mark Demilio	X	X
Patrick Bennett			X*
Jean Birch		X*	X
Michael Collins	X
David Lloyd	X*

*	Chairman
(1)	In March 2010, Michael O’Donnell was appointed as Chairman of the Audit Committee and served as Chairman of the Audit Committee until his resignation from the Board effective January 1, 2015. Robert Merritt served on the Audit Committee from May 2013 to the expiration of his term, which expired at the 2014 Annual Meeting of Stockholders on August 26, 2014. Mark Demilio has served on the Audit Committee since May 2013, and Michael Collins has served on the Audit Committee since January 2014. David Lloyd was appointed as Chairman of the Audit Committee in January 2015 to replace Michael O’Donnell.
(2)	Mark Demilio has served on the Compensation Committee since May 2013, including as Chairman of the Compensation Committee from May 2013 until his appointment as Chairman of the Board at the 2014 Annual Meeting of Stockholders on August 26, 2014. In January 2014, Jean Birch was appointed to the Compensation Committee, and in August 2014, she was appointed as Chairman of the Compensation Committee. Karl Okamoto served as Chairman of the Compensation Committee from March 2010 to May 2013, and thereafter continued serving on the Compensation Committee until April 2014, when he resigned from the Board.
(3)	Robert Merritt served on the Nominating / Corporate Governance Committee from May 2010, including as Chairman of the Nominating / Corporate Governance Committee from May 2013 until the expiration of his term at the 2014 Annual Meeting of Stockholders on August 26, 2014. Jean Birch was appointed to the Nominating / Corporate Governance Committee in January 2014. Patrick Bennett was appointed as Chairman of the Nominating / Corporate Governance Committee in August 2014, upon the expiration of Mr. Merritt’s term at the 2014 Annual Meeting of Stockholders on August 26, 2014.

Audit Committee. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of our financial statements. The functions of the Audit Committee include, without limitation, (i) responsibility for the appointment, compensation, termination, retention and oversight of our internal auditor and independent registered public accounting firm, (ii) review and pre-approval of all audit, non-audit and internal control-related services provided to the Company by the independent registered public accounting firm, other than as may be allowed by applicable law, and (iii) review of the annual audited and quarterly consolidated financial statements. Our Amended and Restated Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on our website at www.getcosi.com.

The Audit Committee has procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by anyone of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are David Lloyd, Michael Collins, and Mark Demilio, with Mr. Lloyd serving as Chairman of the Committee. The Board has determined that each member meets the independence requirements set forth by NASDAQ and Rule 10A-3(b)(1) of the Exchange Act and is able to read and understand fundamental financial statements. In addition, Messrs. Lloyd, Collins, and Demilio each qualifies as an “audit committee financial expert” consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Mr. Merritt, who served on the Audit Committee until the expiration of his term at the 2014 Annual Meeting of Stockholders held on August 26, 2014, also met the independent requirements and qualified as an “audit committee financial expert”.

The Audit Committee met five times in fiscal 2014. The Audit Committee Report appears on page 21.

Compensation Committee. The principal functions of the Compensation Committee include (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, (ii) annually evaluating the performance of the CEO in light of those goals and objectives, (iii) annually reviewing and approving the compensation of the CEO and all other senior executives, and (iv) implementing incentive programs, including our stock incentive plans. Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on our website at www.getcosi.com.

The Compensation Committee meets at least annually with the CEO while it is determining the annual and long-term performance goals and compensation levels for the CEO. Both the goals and the Compensation Committee’s evaluation of the CEO’s performance against such goals are then submitted for consideration by the independent directors of the Board at a meeting or executive session. Compensation decisions for the CEO must be determined and approved by the Compensation Committee in executive sessions. The Compensation Committee also meets with the CEO to review its evaluation of his or her performance against such goals.

The CEO meets at least annually with each of the other named executive officers while the CEO is determining the annual and long-term performance goals and compensation levels for each. The CEO then submits compensation recommendations to the Compensation Committee, along with the goals and evaluations of the other named executive officers’ respective performance against such goals. Both the goals and the Compensation Committee’s evaluation of the other named executive officers’ performance against such goals are then submitted for consideration by the independent directors of the Board at a meeting or in executive session. The Compensation Committee also meets with the CEO to review his or her recommendations and evaluations of the other named executive officers’ respective performance against such goals.

The Compensation Committee may form and delegate authority to subcommittees to perform its duties when appropriate. No such delegation was made in 2014. In addition, the Compensation Committee has the sole authority to retain and terminate any independent compensation consultants to be used to assist in the evaluation of executive compensation. In 2014, the Compensation Committee did not retain any independent compensation consultants.

The current members of the Compensation Committee are Jean Birch and Mark Demilio, with Ms. Birch serving as Chairman of the Committee. The Board has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under Section 16 of the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board has determined that each member of the Compensation Committee also meets the independence requirements under NASDAQ Listing Rule 5605(a)(2). The Compensation Committee met five times in fiscal 2014.

Nominating/Corporate Governance Committee. The principal functions of the Nominating/Corporate Governance Committee include, without limitation, (i) establishing the Board of Director Candidate Guidelines and the Corporate Governance Principles, (ii) identifying and nominating individuals qualified to become directors, (iii) considering all recommendations for director candidates made by eligible stockholders, and (iv) monitoring and recommending the functions of the Board committees. Our Nominating/Corporate Governance Committee Charter, which describes all of the Committee’s responsibilities, is posted on our website at www.getcosi.com.

The current members of the Nominating/Corporate Governance Committee are Patrick Bennett and Jean Birch, with Mr. Bennett serving as Chairman of the Committee. The Nominating/Corporate Governance Committee met three times in fiscal 2014.

Stockholder Communications

Stockholders and other parties interested in communicating directly with the Board may do so by writing to a specific director, or to the whole Board, care of our Secretary. Our Secretary will distribute any “security holder communications” received, as defined by the rules and regulations of the SEC, to the director(s) to whom the letter is addressed or to all of the directors if addressed to the entire Board. The following is the address to which stockholders should send such communications: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

Code of Conduct and Ethics

All directors, officers and employees must act ethically at all times and in accordance with our Code of Conduct and Ethics. This Code satisfies the definition of “code of ethics” under the rules and regulations of the SEC and is available on our website at www.getcosi.com.

NOMINATION PROCESS

Role of the Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee identifies individuals that it believes are qualified to become directors in accordance with the Board of Director Candidate Guidelines, attached hereto as Exhibit A. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of our stockholders, and they are evaluated for their character, judgment, business experience, and acumen. Pursuant to the Board of Director Candidate Guidelines, the Nominating/Corporate Governance Committee will consider and evaluate director candidates based upon certain minimum qualifications, as set forth in Exhibit A attached hereto.

After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating/Corporate Governance Committee will recommend the selected individuals to the Board for election at an annual meeting of stockholders. In the event there is a vacancy on the Board between such annual meetings of stockholders, the Nominating/Corporate Governance Committee will recommend one or more of the qualified individuals for appointment to the Board.

The Nominating/Corporate Governance Committee may retain a director search firm to help the Committee identify qualified director nominees.

Candidates Proposed by Stockholders for Consideration by the Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by stockholders. A stockholder recommending an individual for consideration by the Nominating/Corporate Governance Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence address, and principal occupation or employment as required by Item 401(e) of Regulation S-K. Stockholders should send the required information to: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

In order for a recommendation to be considered by the Nominating/Corporate Governance Committee for the 2016 Annual Meeting of Stockholders, the Secretary must receive the recommendation no later than December 11, 2015. Such recommendations must be sent via registered, certified, or express mail, or by any other means that allows the stockholder to determine when the recommendation was received by the Company. Our Secretary will send properly submitted stockholder recommendations to the Nominating/Corporate Governance Committee for consideration at a future Nominating/Corporate Governance Committee meeting. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

In addition, our By-laws permit stockholders to nominate directors at an annual meeting of stockholders or at a special meeting of stockholders at which directors are to be elected in accordance with the notice of meeting. Stockholders intending to nominate a person for election as a director must comply with the requirements set forth in our By-laws, which were filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2007 and can also be obtained, without charge, upon written request to our Secretary, whose address is: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108. In order for nominations to be made by a stockholder for the 2016 Annual Meeting of Stockholders, the By-laws require, without limitation, that the Company receive written notification from the record stockholder containing the information described in the section above and any other information required by the By-laws no earlier than December 21, 2015, nor later than January 20, 2016. However, in the event that the 2016 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2015 Annual Meeting, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2016 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2016 Annual Meeting of Stockholders was made, whichever first occurs.

COMPENSATION OF DIRECTORS

Annual compensation for non-employee directors for 2014 was comprised of cash compensation and equity-based compensation in the form of shares of restricted stock. Each of these components is described in more detail below. Except as otherwise approved by the independent directors of the Board, employee directors do not receive any compensation in connection with their director service.

The following table summarizes the compensation paid to our non-employee directors for service on the Board during fiscal 2014:

2014 Director Compensation (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total
Mark Demilio	39,250	25,000	---	64,250
Patrick Bennett (4)	12,444	17,708	---	30,152
Jean Birch	25,000	25,000	---	50,000
Michael Collins	24,000	25,000	---	49,000
Robert Merritt	20,500	8,333	---	28,833
Michael O’Donnell	39,500	25,000	---	64,500
Karl Okamoto (5)	13,583	6,250	---	19,833

(1)	Includes only directors who were non-employee directors at all times during fiscal 2014 (and does not include Stephen Edwards, who also served as CEO and President until March 17, 2015, and Executive Chairman of the Board from March 17, 2014, until the expiration of his term at the 2014 Annual Meeting of Stockholders on August 26, 2014, and David Lloyd a non-employee director, appointed to the Board in January 2015). See the Summary Compensation Table for compensation of employee-directors.

(2)	Each non-employee director is awarded common stock in the amount of $25,000 per year (pro-rated for any partial year) pursuant to the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan. The value of the stock award includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Our accounting treatment for equity awards is set forth in our 2015 Consolidated Financial Statements as reported on Form 10-K. As of the end of fiscal year 2014, there were no unvested stock awards and no stock option awards outstanding for non-employee directors. No stock options have been issued to non-employee directors since May 2005.
(3)	On August 26, 2014, each of the non-employee directors was awarded 14,970 shares of our common stock, having a fair value of $1.67 per share on the award date, representing the annual non-employee director stock compensation.
(4)	On April 14, 2014, Patrick Bennett was appointed to the Board of Directors. He received a pro-rated cash fee in the amount of $12,444 and 1,751 shares of our common stock, having a fair value of $1.19 per share on the date of grant, as non-employee stock compensation pro-rated for the balance of the 2014 term. On August 26, 2014, he was awarded 14,970 shares of our common stock, having a fair value of $1.67 per share on the award date, representing the annual non-employee director stock compensation, pro-rated for calendar year 2014.
(5)	Karl Okamoto resigned from the Board of Directors effective on April 14, 2014, and these amounts reflect compensation received by Mr. Okamoto for his service during the 2014 term pro-rated to the effective date of his resignation. Robert Merritt and Stephen Edwards elected not to stand for reelection to the Board of Directors upon expiration of their terms at the 2014 Annual Meeting of Stockholders on August 26, 2014, and these amounts reflect compensation received for their service in 2014 to the expiration date of their terms.

Description of Non-Employee Director Compensation

The Nominating/Corporate Governance Committee and the Compensation Committee annually review the compensation of directors. During 2014, directors who were not employees of the Company or any of its subsidiaries received compensation for their service on the Board and were eligible to participate in the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan (“Non-Employee Director SIP”), as described below. Jean Birch, Michael Collins, Mark Demilio, Michael O’Donnell and Karl Okamoto were independent directors during fiscal 2014. Stephen Edwards was an employee of the Company while serving as CEO & President from June 11, 2014, to March 17, 2014, and as Executive Chairman of the Board from March 17, 2014, to August 26, 2014, and his compensation is summarized in the table below captioned “Summary Compensation”. As CEO and President since March 17, 2014, R. J. Dourney was not compensated for serving as a director on the Board in fiscal 2014.

The Company paid the following cash compensation in quarterly payments during the 2014 fiscal year to its non-employee directors. The Company awards the annual common stock grant on the day of our Annual Meeting.

Annual Board Retainer	$10,000
Annual Board Chair Retainer	$20,000
Annual Audit Committee Chair Retainer	$10,000
Annual Compensation Committee Chair Retainer	$5,000
Board Meeting and Committee In-Person Attendance Fees (per meeting)	$2,000
Board Meeting and Committee Telephonic Attendance Fees (per meeting)	$1,000
Annual Stock Grant	Value equal to $25,000

Directors are also reimbursed for out-of-pocket expenses incurred in connection with their service as directors.

Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan

The Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan, as approved at the 2004 Annual Meeting of Stockholders, provides for (i) automatic grants of shares of our common stock to non-employee directors and (ii) discretionary grants of non-qualified stock options and stock appreciation rights (“SARs”) to non-employee directors. The Board has the discretionary authority to determine the eligibility of non-employee directors to receive stock options and SARs, the time or times at which the options or SARs may be exercised and whether all of the options or SARs may be exercised at one time or in increments. Under the terms of the plan, each non-employee director annually receives an automatic grant of our common stock having a fair value of $25,000 at the time of the award. A total of 250,000 shares of our common stock were reserved for issuance under the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan. As of May 2009, all of the shares reserved for issuance under the plan were issued, and the grants to non-employee directors in August 2014 were made under the Così, Inc. 2005 Omnibus Long-Term Incentive Program, as amended.

Chairman of the Board

   Non-Executive Chairman of the Board

Mark Demilio served as the non-executive Chairman of the Board from June 11, 2013, to March 17, 2014, and again commencing on August 26, 2014. While serving as non-executive Chairman of the Board, Mr. Demilio is paid an annual Board retainer of $10,000 plus an annual retainer of $20,000, in addition to the annual stock grant of the Company’s common stock having a fair value of $25,000 at the time of award granted to the Company’s non-employee directors. He is also paid for all Board meetings attended at the rate of $2,000 per meeting for in-person meetings and $1,000 per meeting for teleconference meetings, and he is reimbursed for out-of-pocket expenses incurred in connection with his services as a director. The total compensation paid to Mr. Demilio in fiscal year 2014 as a director is summarized in the table above captioned “2014 Director Compensation”.

   Executive Chairman of the Board

Pursuant to his Letter Agreement dated June 13, 2013, Stephen Edwards served as CEO & President of the Company from June 11, 2013, to March 17, 2014, when R. J. Dourney was appointed as CEO & President of the Company. Pursuant to his Letter Agreement dated March 17, 2014 (“2014 Letter Agreement”), Mr. Edwards was appointed as Executive Chairman of the Board on that date for an initial term of one year, and he served in that position until the expiration of his term at the 2014 Annual Meeting of Stockholders on August 26, 2014, when he elected not to stand for re-election to the Board. Pursuant to his 2014 Letter Agreement, while serving as Executive Chairman of the Board, Mr. Edwards was paid an annual base salary in the gross amount of (i) $300,000 per annum for a period of six months following the effective date, and (ii) $100,000 per year for annum for the remaining balance of the initial one-year term, subject to withholding taxes and other applicable deductions, pro-rated for any partial year, and payable in bi-weekly installments in accordance with the Company’s payroll practices in effect from time to time. Pursuant to the 2014 Letter Agreement, on March 17, 2014, Mr. Edwards was awarded 200,000 shares of restricted common stock of the Company’s 2005 Omnibus Long-Term Incentive Plan, vesting as follows: (a) 100,000 shares vesting immediately on the grant date, and (b) 100,000 shares vesting in four equal quarterly installments of 25,000 shares each on June 17, 2014, September 17, 2014, December 17, 2014, and March 17, 2015. Pursuant to the 2014 Letter Agreement, if Mr. Edward’s voluntarily resigned his position as Executive Chairman prior to the end of the initial one-year term, any shares remaining unvested as of the effective date of his resignation were to be forfeited. Mr. Edwards also received an annual stock grant of our common stock equal to $25,000 and was paid for any Board meetings attended at the rate of $2,000 per meeting for in-person meetings and $1,000 and for teleconference meetings, and we reimbursed him for out-of-pocket expenses incurred in connection with his service as a director. Mr. Edwards elected not to stand for reelection to the Board at the 2014 Annual Meeting of Stockholders on August 26, 2015, and all unvested shares as of the effective date of his resignation were forfeited. The total compensation paid to Mr. Edwards in fiscal year 2014 as a director is summarized in the table below captioned “Summary Compensation”.

I.   PROPOSAL NUMBER ONE - ELECTION OF DIRECTORS

Our By-laws provide that our Board will consist of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of all directors of the Company, with the members to be divided into three classes. The number of directors of the Company is presently fixed at six. On June 11, 2014, the Board reduced the size of the Board to six members, effective at the Company’s 2014 Annual Meeting of Stockholders held on August 26, 2014. Directors in each class are elected for staggered three-year terms.

In June 2013, Carin Stuz resigned as CEO & President of the Company and as a director of the Board, resulting in a vacancy in the class of directors whose terms expire in 2016. That vacancy was filled by R. J. Dourney upon his appointment as CEO & President and as a director on March 17, 2014.

In August 26, 2014, Stephen Edwards elected not to stand for re-election to the Board, resulting in a vacancy in the class of directors whose terms expired in 2014. With the reduction in the Board, this vacancy will not be filled.

In April 2014, Karl Okamoto resigned from the Board, resulting in a vacancy in the class of directors whose terms expire in 2015. That vacancy was filled by the appointment of Patrick Bennett on April 14, 2014.

In August 2014, Stephen Edwards (pursuant to notice given to the Board in May 2014) and Robert Merritt (pursuant to notice given to the Board in Jun 2014), elected not to stand for re-election to the Board upon expiration of their terms that expired at the 2014 Annual Meeting of Stockholders held on August 26, 2014, resulting in vacancies in the class of directors whose terms expire in 2017. With the reduction in the size of the Board to six members effective at the 2014 Annual Meeting of Stockholders, these vacancies will not be filled.

Consequently, effective at the 2014 Annual Meeting, the Board consists of six directors. Proxies may not be voted for a greater number of persons than the number of nominees named.

In January 2014 (pursuant to notice given to the Board in December 2014, Michael O’Donnell resigned from the Board, resulting in a vacancy in the class of directors whose terms expire in 2015. That vacancy was filled by the appointment of David Lloyd to the Board in January 2015.

The terms of Patrick Bennett and David Lloyd expire this year. Messrs. Bennett and Lloyd have been nominated by the Board for terms of three years each, expiring at the 2018 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Messrs. Bennett and Lloyd are presently directors of the Company and have consented to be named as nominees and to serve as directors if elected. Should Messrs. Bennett or Lloyd be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the Board may recommend. Management does not anticipate that such an event will occur.

Our Board recommends a vote FOR the election of the nominees named above.

INFORMATION ABOUT THE NOMINEES, THE CONTINUING DIRECTORS AND THE
EXECUTIVE OFFICERS

The table below sets forth the names and ages of the directors, including the nominees, and the current executive officers of the Company, as well as the positions and offices held by such individuals. A summary of the background and experience of each of these individuals is set forth below the table.

Name	Age	Position(s) with Così, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2015:

Patrick Bennett	67	Director
David Lloyd	51	Director

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2016:

Mark Demilio	59	Director
R. J. Dourney	56	CEO & President, Director
Michael Collins	50	Director

CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 2017

Jean Birch	55	Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:

Richard Bagge	45	Interim CFO, Secretary, Treasurer
Vicki Baue	56	Vice President & General Counsel, Chief Compliance Officer, Chief Legal Officer, and Assistant Secretary
Bryan Marks	49	Vice President Operations

DIRECTORS WHOSE TERMS EXPIRE IN 2015

Patrick Bennett, Director. Mr. Bennett is currently President and Founder of CEO Strategies Group, LLC, a consulting firm that specializes in helping CEOs of small to mid-sized companies realize the attainment of their business vision. From April 2008 to January 2011, he served as President and CEO of Covad Communications, a broadband supplier and national supplier of integrated voice and data communications. From October 2001 to April 2008, he was Executive Vice President of Strategic Imperatives at Covad Communications. Since February 2013, he has served on the Board of Trans World Corporation. Since May 2011, he has served on the Board of Altius Communications. He also served on the Boards of Livewire Mobile, Eastern Technology Council, and Philadelphia Development Corporation.

Key Attributes, Experience and Skills. Mr. Bennett brings to the Board extensive experience building high-performance executive teams focused on delivering significantly improved results in complex and challenging business environments, in both public and private companies. He also has experience in developing and executing growth strategies and multi-faceted strategic plans to improve market share, gross revenue and profitability. That experience, together with his substantial experience in dealing with financial markets and regulated industries, as well as his service on other boards, will provide valuable perspective on strategic planning, growth initiatives and the challenges of our business.

David Lloyd, Director. Since 2014, Mr. Lloyd has been consulting as an independent restaurant domain expert with Highland Consumer Fund. Prior to that, he was with Bertucci’s Corporation in Boston, Massachusetts, where he served as President and CEO from 2009 through 2013, and as President and CFO from 2005 through 2009. David Lloyd has been a member of our Board of Directors since January 2015.

Key Attributes, Experience and Skills. Mr. Lloyd brings to the Board several years of executive leadership and business experience. Having served as CEO and President of a restaurant company, he provides valuable industry-specific knowledge, as well as insights into driving strategic direction. In addition, Mr. Lloyd brings financial expertise to the Board.

CONTINUING DIRECTORS

Jean Birch, Director. Ms. Birch is currently CEO and President of Birch Company, LLC, a specialized strategy and leadership consulting firm focused on the hospitality industry. From June 2009 to August 2012, she was President of IHOP Restaurants. From 2007 to 2009, Ms. Birch was an independent consultant at Birch Company, LLC. From January 2005 to August 2007, she was president of Romano’s Macaroni Grill, and from August 2003 until January 2005, President of Corner Bakery Café, both divisions of Brinker International, Inc. From 1991 to 2003, Ms. Birch held various roles with YUM! Brands, including V. P. Operations for Taco Bell. Since October 2014, she has served on the Board of Directors of Darden Restaurants, Inc., and since May 2013, she has served on the Board of the Children’s Miracle Network Hospitals. Previously, Ms. Birch served on the Boards of the California Council for Economic Education, Meals on Wheels Association of America Foundation and Women’s Foodservice forum.

Key Attributes, Experience and Skills. Ms. Birch brings to the Board more than 23 years of restaurant operations and executive leadership experience with several major brands, along with a broad-based background in and extensive knowledge of operations, marketing, and brand strategy development. She also served as President of three different prominent restaurant concepts, including Corner Bakery Café, where she was successful in building strong business models. That experience provides valuable perspectives on our business and competitive positioning.

Michael Collins, Director. Mr. Collins is currently a partner in the Chicago office of Bain & Company, Inc. a global management consulting firm, and currently serves as CFO. He joined the firm in the Boston office in 1992, and moved to assist in starting the Chicago office in 1993. From 2003 to 2010, Mr. Collins served as Managing Director of the Chicago Office. From 2004 to 2010, he also served as Managing Director of the Toronto Office. Mr. Collins is a member of Bain’s retail, consumer, and strategy practice areas. During his management consulting tenure, Mr. Collins has worked in multiple industries, including retail, media and entertainment, consumer products, automotive, telecommunications and industrial products. He has assisted clients in developing corporate, business unit and product strategies, and has worked with management teams to develop and execute growth strategies, evaluate acquisitions and divestitures, improve capabilities, and implement organizational change. Since 2013, Mr. Collins has also been serving as a Member of the Board of Directors, Member of the Global Operating Committee, Member of the Compensation Committee, and Member of the Investment Committee. Mr. Collins holds an M.B.A. from Harvard Business School and a B.B.A. with high honors in accounting from Loyola University, Chicago.

Key Attributes, Experience and Skills. Mr. Collins’s qualifications to sit on the board include his significant and wide breadth of experience in the retail and consumer products segments, along with his financial expertise. In his various roles at Bain & Company, he has assisted clients in developing strategies for growth, divestitures, mergers and organizational changes. His experience in various roles at Bain & Company brings a strong combination of management, strategy, and financial skills to the board.

Mark Demilio, Chairman of the Board. Mr. Demilio has been a member of our Board since April 2004. He served as Chairman of the Audit Committee of the Board from August 2004 until March 2010 and as Chairman of the Board from March 2010 to December 31, 2011, and again from June 2013 to March 2014, and he has been serving as Chairman of the Board since his reappointment on August 26, 2014, when Stephen Edwards elected not to stand for reelection to the Board at the 2014 Annual Meeting of Stockholders. Mr. Demilio was appointed as Interim CEO of the Company from August 29, 2011 through December 31, 2011. He also serves as a member of the board of directors and Chairman of the audit committee of Restoration Hardware Holdings, Inc., a publicly-held retailer of furniture and other home furnishings, positions he has held since September 2009 and as a member of the compensation committee of that company since June 2013. Since February 2014, Mr. Demilio has also served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry. From December 2000 until his retirement at the end of October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health

Services, Inc., a publicly-traded managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. He also served as General Counsel of that company from July 1999 to October 2001 and from March 2004 to January 2005. Prior to joining Magellan Health Services, Inc., Mr. Demilio was with Youth Services International, Inc., a publicly-traded company that managed behavioral treatment programs for troubled youth, serving at various times as Executive Vice President, Business Development, General Counsel and Chief Financial Officer. Prior thereto, Mr. Demilio was a partner with Miles & Stockbridge, a Baltimore, Maryland-based law firm. Mr. Demilio has also been a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen. Mr. Demilio holds a Juris Doctor degree from the University of Maryland School of Law and a Bachelor of Science degree in Accounting from Villanova University.

Key Attributes, Experience and Skills. Through his experience as a chief financial officer and as a general counsel of public companies, as well as his experience as a board member of other companies, including another publicly-held retail company, Mr. Demilio brings extensive executive leadership and business experience to the Board. That experience, along with his training and background as a certified public accountant, his experience as a corporate and securities lawyer representing public and private companies, and his services as chairman of our Audit Committee and the audit committees of other public and private companies, provides financial and legal perspectives on our business as well as financial expertise to the Board.

R. J. Dourney, CEO and President, Director. As of March 17, 2014, Mr. Dourney was appointed CEO, President and director of the Company. Prior to joining the Company, Mr. Dourney served as the founder and CEO of Hearthstone Associates, LLC. Prior to founding Hearthstone Associates, Mr. Dourney served as COO for Au Bon Pain, overseeing $250 million business both domestically and internationally. Prior to joining Au Bon Pain, he was Regional Vice President of Operations and later Vice President of Franchise Operations and Development for Applebee’s International, overseeing $3.1 billion franchise system. Mr. Dourney serves on the Board of Directors for Frisch’s Restaurants, Inc., Boloco and the Massachusetts Restaurant Association Board of Directors, and he is a member of the Finance Committee for the Inner-City Scholarship Foundation of Boston and the Catholic Schools Foundation Board of Trustees. Mr. Dourney attended Villanova University.

Key Attributes, Experience and Skills. Mr. Dourney brings to the board extensive experience through key leadership roles for major restaurant companies. He also successfully founded and operated a thriving and growing Cosi franchise in the Boston market. He has experience overseeing both domestic and international concepts with strong influence in operations, brand strategy, marketing and development. Mr. Dourney’s extensive operations and leadership experience with other brands and as a Cosi franchisee, along with his deep understanding of the values and culture we believe are critical to our success, bring an important perspective to the Board. Mr. Dourney provides a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s, as well as the franchisees’, perspectives on the business.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Richard Bagge, Interim Chief Financial Officer, Secretary and Treasurer. Mr. Bagge was appointed interim Chief Financial Officer, Secretary and Treasurer in January 2015, and served as Chief Financial Officer of Hearthstone Associates, LLC, the Company’s largest franchisee, from February 2013 to January 2015. Prior to joining Hearthstone Associates, Mr. Bagge served as Vice President of Finance and Controller for Canaccord Genuity, a publicly traded investment bank focused on institutional sales and investment banking. Prior to Canaccord, he served as Accounting Manager for New England Restaurant Group, the then-parent company of Bertucci’s restaurants and New England franchisee of Chili’s restaurants based in Westborough, MA. Mr. Bagge has a Bachelor of Arts degree from the University of Massachusetts.

Vicki Baue, Vice President and General Counsel, Chief Compliance Officer, Chief Legal Officer, Assistant Secretary. Ms. Baue was appointed Vice President and General Counsel in February 2007 and was General Counsel from September 2004 until February 2007. Ms. Baue also serves as our Chief Legal Officer and Chief Compliance Officer and as Assistant Secretary. From July 28, 2012, until April 2014, Ms. Baue also served as our Vice President Human Resources. From August 1998 to April 2004, Ms. Baue was an associate in the Corporate and Securities practice group in the Chicago, Illinois, office of Piper Rudnick, LLP (n/k/a DLA Piper US LLP) where her practice focused on Mergers and Acquisitions and General Corporate and Franchise. From 1988 to August 1998, Ms. Baue was employed by Creative Expressions Group, Inc., an international manufacturer and distributor of paper party goods, where she was Director of Process Improvements and responsible for legal affairs and business results from 1997 to 1998, a member of the senior leadership team, and Manager of Customer Services, Credit and Support Services from 1988-1997. Ms. Baue received a Juris Doctor Degree from the University of Indiana School Of Law in 1997 and a Bachelor’s of Science degree in Human Resources Management from the University of Alabama in 1980. She was admitted to the Indiana Bar in 1997 and the Illinois Bar in 1998.

Bryan Marks, Vice President Operations. Bryan Marks was appointed Vice President Operations in April 2014. From January 1999 to April 2014, Mr. Marks served as Director of Operations at The Rose Group in Newtown, Pennsylvania, a franchisee of the Applebee’s and Corner Bakery concepts. Since January 2011, he has also served on the Board of Directors of the Restaurant Association of Maryland.

APPOINTMENT OF INTERIM CFO

On January 21, 2015, the Company appointed Rich Bagge (45) as interim Chief Financial Officer of the Company, effective immediately, until a successor for Mr. Carlock has been identified. Pursuant to the terms of his offer letter, while serving as the Company’s interim Chief Financial Officer, Mr. Bagge will be paid $182,000 per year, pro-rated for any partial year. The Company has engaged an executive search firm to commence a search for a replacement CFO. Mr. Bagge will move into the role of Vice President of Development, with the appointment of Mr. Rossy as Chief Financial Officer.

APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

On March 31, 2015, Cosi, Inc. (the “Company”) appointed Miguel Rossy-Donovan (47) as Chief Financial Officer. Mr. Rossy is expected to relocate to Boston, Massachusetts, and commence employment on May 11, 2015. Pursuant to the terms of his at-will employment agreement dated March 26, 2015, Mr. Rossy will be paid an annual base salary of $275,000. He will also be eligible to receive a performance bonus of 50% of his annual base salary based upon the attainment of mutually agreed upon performance goals. Mr. Rossy will be entitled to the standard benefits available to the Company’s employees generally, including health insurance, life and disability coverage, and participation in the Company’s 401(k) Savings Plan, if participation in the 401(k) Savings plan is available to the Company’s highly-compensated employees. Mr. Rossy’s employment is at-will and may be terminated by either party at any time for any reason. Mr. Rossy has also agreed to observe the Company’s standard confidentiality, non-competition and non-solicitation provisions. Additionally, the Company will pay Mr. Rossy the gross amount of $55,000 for relocation expenses. The relocation advance will be reported as income to Mr. Rossy, and Mr. Rossy has agreed to repay the full amount of the relocation advance if he fails to relocate or commence employment on the agreed upon start date of his employment.

In addition, as long-term incentive compensation, on the first day of his employment with the Company (“Date of Grant”), Mr. Rossy will be granted 200,000 shares of restricted stock, of which 50% of the shares will vest over time as set forth below (“Time Vested Shares”) and 50% of the shares will vest upon the Company’s achievement of specified price targets as set forth below (“Performance-Based Shares”), all of which were issued pursuant to the Company’s Amended and Restated 2005 Omnibus Long-Term Incentive Plan. The shares are subject to the following vesting schedules:

(a) Performance-Based Shares. The Performance-Based Shares will vest, provided Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through the respective vesting dates, as follows:

(i)	(25%) on the first day on which the closing price of the Company’s common stock has exceeded $3.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);
(ii)	(25%) on the first day on which the closing price of the Company’s common stock has exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);
(iii)	(25%) on the first day on which the closing price of the Company’s common stock has exceeded $4.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)	(25%) on the first day on which the closing price of the Company’s common stock has exceeded $5.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(b) Time Vested Shares. The Time Vested Shares will vest as follows:

(i)	(25%) on the first anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date;
(ii)	(25%) on the second anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date;
(iii)	(25%) on the third anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date; and
(iv)	(25%) on the fourth anniversary of the Date of Grant, provided that Mr. Rossy remains in the continuous employ of the Company from and after the Date of Grant and through such vesting date.

Mr. Rossy, 47, joins Cosi from Teach For America, where he has served as Chief Finance & Administration Officer since 2005. At Teach For America, Mr. Rossy defined the vision and built from the ground up the financial, accounting, technology, and administration infrastructure required to support and accelerate the organization's aggressive 10 year growth plan from $50 million and 9 regions in late 2005 to over $350 million and 50 regions in 2015. In total, Mr. Rossy has 15 years of finance, accounting and operational experience in the private sector, including 10 years in publicly-traded companies in the restaurant industry.

Mr. Rossy will replace Richard Bagge, the Company’s Interim Chief Financial Officer.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a charter that has been approved and adopted by the Board and which is reviewed and reassessed annually by the Audit Committee. The Audit Committee Charter can be found in the Investor/Corporate Governance section of the Così website at www.getcosi.com. The Audit Committee is comprised of three independent directors.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) our systems of internal controls regarding finance, accounting, legal compliance, and ethics, and (iii) our auditing, accounting and financial reporting processes generally.

Management is solely responsible for the preparation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is accountable to the Board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate our independent registered public accounting firm, and exercised this authority by retaining BDO USA, LLP.

To fulfill our responsibilities, we did the following:

•	We reviewed and discussed with Così management and BDO USA, LLP, Così’s consolidated financial statements for the fiscal year ended December 29, 2014.
•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
•	We discussed with management Così’s internal controls and procedures and disclosure controls and procedures relating to financial and other matters.
•	We discussed with BDO USA, LLP the matters that Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) and as adopted by the PCAOB in Rule 3200T require them to discuss with us, including matters related to the conduct of the audit of Così’s consolidated financial statements.
•	We received written disclosures and the letter from BDO USA, LLP required by PCAOB Rule 3520 relating to their independence from Così, and we have discussed with BDO USA, LLP, their independence from Così.
•	We considered whether BDO USA, LLP’s provision of non-audit services to Così is compatible with maintaining their independence from Così.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Based upon these reviews and discussions described in this report, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014.

Respectfully submitted,
The Audit Committee

David Lloyd, Chairman
Michael Collins
Mark Demilio

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2015 Proxy Statement.

Respectfully submitted,
The Compensation Committee

Jean Birch, Chairman
Mark Demilio

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information on our compensation objectives and philosophy, the components of our compensation program and the reasons we provide each component. We also discuss how we determine targeted compensation and the basis of our pay decisions for the executive officers of the Company, including the amounts paid to the named executive officers included in the “Summary Compensation Table”.

Executive Summary

The Compensation Committee of the Board, with recommendations by our CEO, is responsible for determining the compensation of the executive officers and administering the plans in which the executive officers, the directors and our other employees participate. The goal of our compensation program is to attract, motivate and retain talented individuals to help Così attain our business goals and objectives. Così is committed to achieving long-term sustainable growth and increasing stockholder value. Our compensation programs for executive officers are designed to maintain these commitments and to encourage strong financial performance on an annual and long-term basis by using appropriate compensation structures and sound pay practices, without creating undue stockholder risk.

The principal elements of the total compensation for the CEO and other named executive officers are annual base salary, annual cash incentive compensation, and long-term equity-based compensation consisting of restricted stock units and restricted stock, as well as limited benefits and perquisites.

Oversight of the Executive Compensation Program

Role of the Compensation Committee. The Compensation Committee acts pursuant to a written charter and is comprised entirely of independent directors. The Compensation Committee has overall authority for approving and evaluating the director and officer compensation plans, policies and programs of the Company. Pursuant to its charter, the Compensation Committee has authority and responsibility to:

•	annually review and approve corporate goals and objectives relevant to the CEO’s compensation and evaluate the CEO’s performance in light of those goals and objectives;
•	annually review the compensation of all directors, officers and other key executives, including incentive-compensation and equity-based plans;

•	annually review and approve, for the CEO and senior executives of the Company, the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, severance arrangements change in control agreements / provisions, in each case as, when and if appropriate, and any special or supplemental benefits;
•	determine the shares, options and other awards under our stock incentive plans; and
•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and to obtain advice and assistance from internal or external legal, accounting or other advisors.

Discussions regarding the compensation of the CEO occur during executive sessions when only Compensation Committee members are present (provided other independent directors may also be present if invited by the Compensation Committee). The Compensation Committee’s complete charter is available at our web site at www.getcosi.com.

Role of the CEO and Others in Compensation Decisions. The CEO discusses the performance of the executive officers with the Compensation Committee on an annual basis and provides his recommendations on compensation actions for other executive officers. Additionally, the CEO provides his perspective and recommendations to the Compensation Committee on compensation and benefit plan design and strategies, financial goals and criteria for the annual cash incentives and the amount of long-term equity-based compensation. Our CEO does not provide input or recommendations with regard to his own pay. The Compensation Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO and other members of management present.

At the request of the CEO and the Compensation Committee, the Vice President of Human Resources from time to time performs a review of competitive compensation practices for executive officer positions and, based on that assessment, provides data and advice regarding compensation for new executives, new positions, promotions and salary adjustments, using data obtained from a variety of sources, including the Chain Restaurant Compensation Association’s annual compensation survey by The Hay Group, other industry surveys, executive recruiters and on-line Human Resources and recruiting resources, in order to provide a general understanding of current compensation practices within the industry.

Role of the Independent Compensation Consultant. To assist the Compensation Committee with its responsibilities, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2013, the Compensation Committee did not engage any third-party compensation consultants.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, reviewed annually by the Compensation Committee, is to provide competitive levels of compensation that integrate pay with our short-term and long-term performance goals, reward corporate performance and recognize individual initiative and achievement.

Although the Compensation Committee does not engage in benchmarking, the Compensation Committee believes that it is appropriate to pay the executive officers cash and equity-based compensation that is generally competitive in the restaurant industry. The guiding principle in the design and administration of our compensation program is built on this philosophy and serves the following objectives:

•	attract and retain highly talented and skilled executives to establish and execute our strategies and reward appropriately those executive officers who contribute to our success;
•	align executive officer compensation with our short-term and long-term operational and financial performance; and
•	motivate executive officers to achieve our business objectives.

Components and Analysis of Total Compensation

Our direct compensation program for executive officers, including a portion that is at risk, consists of the following elements:

•	base salary, with annual discretionary increases, to provide a fixed amount of cash compensation linked to the executive officer’s role and contribution to the Company;
•	annual cash incentive compensation, which is at-risk cash compensation, to focus attention on the key business drivers for the year and linked to our and the individual’s performances;
•	long-term equity-based compensation, currently in the form of restricted stock (but which may in the future include restricted stock units, stock options and performance shares), to encourage executives to focus on the long-term growth and profitability of the Company and align their interests with those of our stockholders in order to increase stockholder value; and
•	limited benefits and perquisites, which are also generally available to all of our full-time employees.

Our compensation program is designed to provide an appropriate balance between annual and long-term performance of the Company, as well as between fixed and variable (“at-risk”) compensation. Each of these elements of pay is described below.

Base Salary. The annual base salary for executive officers is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions within the Company, time in position, the critical nature of the role to the Company and the difficulty of replacing the executive, and individual factors such as unique skills, expertise, demand in the labor market, and longer-term development and succession plans. Individual performance is measured by what is achieved (results) as well as how it is achieved (behaviors).

Executive officers’ salaries are reviewed annually after the end of each fiscal year, typically anytime from December to February. In addition to considering the performance of individual executive officers and information concerning competitive salaries, significant weight is placed on the financial and operating performance of the Company when considering salary adjustments. Also, increases are aligned with our merit-increase targets for the year. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of these officers.

The Compensation Committee reviewed our financial and operating performance in 2014 as compared to our internal business plan and the various operating and financial targets that management of the Company had set for themselves in 2014, as well as overall salary trends in the industry. In December 2014, the Compensation Committee determined that, given our fiscal 2014 financial and operating results as compared to our internal business plan and management’s various targets and overall industry salary trends, no increases to base salaries were approved for the named executive officers for 2015. Thus, none of our named executive officers will receive a salary increase in fiscal 2015 with respect to 2014 performance.

Annual Cash Incentive Compensation. Annual cash incentive compensation is based upon achievement of our annual financial and operating goals and each executive officer’s level of achievement against his or her individual financial, operational and strategic performance goals, including various quantitative and qualitative performance criteria for executive officers, with payouts ranging from 0% to 100% of the targeted payouts for each executive, which range from 30% to 100% of the executive’s base salary, in accordance with the executive’s employment agreement or offer letter. The performance goals have been linked to our total revenue, comparable Company-owned restaurant sales growth, operating income, periodic cash position, franchise unit and sales growth, earnings before interest, taxes, depreciation and amortization (EBITDA), and performance and strategic objectives which are part of our internal long-range business plan, generally excluding the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. These performance goals have been selected because they are important indicators of increased stockholder value. However, even though the performance goals have been linked to our internal business plan, the Compensation Committee has not relied solely upon predetermined formulas or a limited set of criteria in evaluating the performance of the executive officers. These decisions have typically included subjective judgments, based upon a number of factors relating to an individual executive’s performance.

For fiscal 2014, the Compensation Committee reviewed our financial and operating performance as compared to our internal business plan and the various operating and financial targets management of the Company had set for themselves for 2014. In fiscal 2014, we achieved some but not all of our 2014 financial and operating results as compared to our internal business plan and the various operating and financial targets set by management. In the financial results for 2014, there is an accrual of $409,000 which represents approximately 50% of the target payouts. As of April 9, 2015, the Compensation Committee has not yet determined whether to award all or any portion of that amount as cash incentive compensation for 2015 in respect of fiscal year 2014.

Long-Term Equity-Based Compensation. The Company strongly believes that equity ownership by executive officers creates incentive to build stockholder value and align the interests of executive officers with the stockholders. The Compensation Committee believes that awards of restricted stock or restricted stock units under our stock incentive plans remain an effective instrument to achieve this goal. Grants of restricted stock or restricted stock units facilitate ownership in the Company and serve to retain executive officers since the awards have multi-year vesting schedules.

Under the Omnibus Plan, the Company may provide long-term equity incentives in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and any other stock awards that may be payable in shares, cash, other securities or any other form of property as may be determined by the Compensation Committee. Annually in March, beginning in 2005, the Company has awarded long-term equity-based compensation, which have been in the form of restricted stock, restricted stock units or stock options, to executive officers, based on an evaluation of our financial and operating performance and their individual performances in the prior year.

Under the Omnibus Plan, restricted stock awards, restricted stock units, and restricted stock options will vest based on the determination of the Compensation Committee at the time of grant. Commencing in 2014, such awards typically vest 50% in four equal annual installments of 25% each commencing on the first anniversary of employment provided that the employee remains in the continuous employ of the Company through each such vesting date, and 50% in four equal installments of 25% each commencing on the grant date provided that (1) the employee remains in the continuous employment of the Company and (2) specified price targets for the Company’s common stock are achieved. For the 2014 grants, the price target for each installment is as follows: the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, $2.00, $2.50, $3.00 and $4.00. In addition, typically under the stock or stock option or agreements, previously awarded but unvested shares of restricted stock and stock options are forfeited and cancelled on the date of termination if an executive officer’s employment with the Company is terminated subject to the specific terms of his or her employment agreement.

Long-term equity-based incentive awards vary based upon each executive officer’s employment agreement or offer letter and consistent with similar positions within the Company. Actual awards are determined based upon the Company achieving its annual financial and operating goals and executives achieving their individual performance goals.

In determining whether to grant long-term equity incentive awards each year, the Compensation Committee and the Board may consider a number of factors. In addition to our financial performance and the individual performance of the eligible executive officers, the Compensation Committee considers, among other factors, the prevailing stock price and the consequent dilution that would result from any awards, the existing equity holdings of the eligible executives from prior award grants and the remaining availability under our stock incentive plans, among other factors. As of April 9, 2015, the Compensation Committee has not yet determined whether or not and the amount of to grant any long-term equity incentive awards for named executive officers for 2015 in respect of fiscal year 2014.

In December 2014, the Compensation Committee approved a grant of 25,000 shares of restricted stock to Vicki Baue in alignment with grants made throughout the year to other Vice President level employees, which shares are subject to the same vesting schedule as the other 2014 awards: 50% will vest in four equal annual installments of 25% each commencing on the first anniversary of employment provided that Ms. Baue remains in the continuous employ of the Company through such vesting date, and 50% will vest in four equal installments of 25% each commencing on the grant date provided that (1) the Ms. Baue remains in the continuous employment of the Company through each such vesting date and (2) specified price targets for the Company’s common stock are achieved. The price target for each installment is as follows: the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, $2.00, $2.50, $3.00 and $4.00.

Company’s Policy on Timing of Long-Term Equity-Based Incentive Compensation. Since May 2005, the Company has awarded long-term equity compensation in the form of restricted stock, restricted stock units, and stock options. The annual award date is typically towards the end of March, on a date that customarily falls between our regularly-scheduled Board and Compensation Committee meetings in the first quarter and the disclosure of our fiscal year-end financial results. However, due to the occurrence of other events, the Compensation Committee has not yet made those determinations as of April 9, 2015.

Other Compensation and Benefits

The Compensation Committee oversees the design, implementation and administration of the Company-wide benefit programs. The Company periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and warranted, based upon the business need and contributions of the executive officers.

Health and Welfare Benefits. Health and welfare benefits are an important component of the total compensation package and are commonplace among similarly-sized companies in the restaurant industry and generally available to other employees in the Company. We provide both Company-subsidized and voluntary benefit programs to our employees that generally include medical, dental, life insurance and disability coverage.

401(k) Plan. Our 401(k) Plan allows employees to invest funds on a pre-tax basis for their retirement. The Company has the discretion to match employee contributions to our 401(k) plan (at a 50% rate up to 4% of an employee’s pay, but not in excess of 20% of gross pay). Employees must be employed by the Company for ninety days and have worked at least 325 hours) to be eligible to participate in the plan, and all employees are eligible to participate on the same terms. The Company matching contributions vest after one year of employment. Employees are automatically enrolled in our 401(k) retirement plan at the 4% level once they meet the eligibility requirements. If employees remain in our 401(k) retirement plan, their deduction will increase every year until it reaches a certain level. Employees may change the amount of the deduction or opt out altogether. Currently, our highly-compensated employees are not eligible to participate in our 401(k) Plan. As of January 1, 2014, the Company discontinued the Company match on employee contributions to our 401(k) plan.

Compensation of Executive Chairman (Former)

Effective as of March 17, 2014, and continuing until the 2014 Annual Meeting of Stockholders, when he elected not to stand for reelection to the Board, Mr. Edwards was re-appointed as Executive Chairman of our Board. The terms of Mr. Edwards’ Letter Agreement dated March 17, 2014, effective as of March 17, 2014, are summarized below in the section captioned “ Employment Agreements”. The compensation costs for fiscal 2014 are summarized below in the table captioned “Summary Compensation”.

Compensation of CEO

   Stephen Edwards, CEO and President (Former)

On June 11, 2013, Mr. Edwards resigned his position as Executive Chairman of the Board, and was appointed CEO and President of the Company. The Compensation Committee deemed it appropriate to pay Mr. Edwards the gross annual base salary of $350,000, payable bi-weekly in accordance with the Company’s regular payroll practices, net of applicable withholding taxes and other applicable deductions. Mr. Edwards was also reimbursed for all reasonable out-of-pocket business expenses incurred by him in connection with his performance of services under the employment agreement, including, without limitation, expenses incurred by or related to Mr. Edwards’ spouse or other immediate family member accompanying him on up to two (2) trips per month to either the Company’s headquarters or other travel conducted by Mr. Edwards in his capacity as CEO and President. Mr. Edwards was entitled to participate in any of the Company’s employee welfare benefit plans generally made available to executives of the company, including medical, dental, vision, life, accidental death and dismemberment, and long-term disability insurance, on the same basis as other Company executive employees are entitled to participate. Mr. Edwards had the option to participate in the Company’s 401(k) retirement plan. The compensation costs for fiscal 2014 are included below in the table captioned “Summary Compensation”.

   R. J. Dourney, CEO and President

Consistent with our executive compensation philosophy and objectives described above, the Board, with assistance from the Compensation Committee considered various factors in determining Mr. Dourney’s total compensation package, including job scope and responsibilities, the Company’s short-term and long-term objectives, and individual factors such as the critical nature of the role to the Company, unique skills, and achievements and contributions in past positions. The terms of his employment agreement are described below in the section captioned “Executive Agreements” and the compensation costs for fiscal 2014 are included below in the table captioned “Summary Compensation”. As of April 9, 2014, the Compensation Committee has not yet made a decision regarding a salary increase, annual cash incentive compensation or long-term equity-based compensation for Mr. Dourney in 2015 in respect to fiscal year 2014.

Tax Information

The Company has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which restricts the deductibility of compensation paid to each of the CEO and next three most highly compensated executive officers at the end of any fiscal year (other than the Chief Financial Officer) to the extent such compensation exceeds $1 million in any year and does not otherwise qualify for an exception. Our deduction for executive compensation provided during 2014 was not limited by Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. In the future, the Compensation Committee will continue to monitor the deductibility of its executive compensation.

Stock Ownership Requirements

The Company does not currently require named executive officers or other executive officers of the Company to acquire or hold a specified number of shares of Company common stock although the Company encourages named executive officers and other executive officers of the Company to retain the shares of stock awarded under our stock incentive plans, including any shares received upon the exercise of stock options.

Change-In-Control Arrangements

   Stock Incentive Awards

For awards granted prior to March 2014, typically under our stock award and stock option agreements, in the event of a change in control of the Company, all unvested stock options, shares of restricted stock and restricted stock units previously awarded to employees (other than Mr. Dourney and Mr. Edwards) would automatically become fully vested.

   CEO and President

Effective as of March 17, 2014, the Company entered into an employment agreement with R. J. Dourney, Chief Executive Officer and President. Except as set forth in the paragraph below regarding his stock, Mr. Dourney’s employment agreement does not provide for additional benefits if his employment is terminated “without cause” following a “change in control” of the Company. However, his employment agreement does provide for certain benefits in the event his employment is terminated without “cause”, as described below in the paragraphs captioned “Compensation Arrangements Upon Change-in-Control or Termination Without Cause After Change-in-Control”.

Under the terms of Mr. Dourney’s Restricted Stock Award Agreement entered into on March 17, 2014, in the event the holders of the Company’s common stock receive consideration in any “change in control” (as described below in the section captioned “Compensation Arrangements Upon Change-in-Control or Termination Without “Cause After Change in Control”) with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds (as set forth below in the section captioned “Executive Officer Agreements”), in respect of Company securities or any successor securities, then upon such receipt all Performance-Based Shares that would have become vested shares upon attainment of trading prices at or below such threshold or thresholds (as described below in the provided above shall become vested shares.

   Other Executive Officers

In December 2008, the Company entered into a Change in Control Severance Agreement with Vicki Baue, Vice President and General Counsel, Chief Compliance Officer (CLO), which provides for certain payments and benefits if her employment is terminated without “cause” following a “change in control” of the Company. This agreements is intended to provide for continuity of management in the event of a “change in control”. This agreement does not provide for severance payments solely upon a “change in control”. The Compensation Committee believed it was appropriate to enter into this agreements due to the review of strategic alternatives announced in November 2008.

Under the terms of the Change in Control Severance Agreement of Vicki Baue, if her employment is terminated without “cause” following a “change in control” of the Company, Ms. Baue would continue to be paid her then-current base salary as severance for 12 months. Additionally, she would be reimbursed for the premiums to continue her medical and health benefits pursuant to COBRA for 12 months.

The estimated payments and benefits to the named executive officers following termination of their employment without “cause” after a “change in control” of the Company, as determined as of December 29, 2014, are included below in the compensation table captioned “Estimated Payments and Benefits Following a Change in Control”.

EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

The following table summarizes compensation awarded to, earned by, or paid by the Company to its named executive officers for each of the last three completed fiscal years and two additional individuals who would have been included in this summary but for the fact that they were not serving as executive officers of the Company as of December 29, 2014.

Summary Compensation Table
Name	Year	Salary ($)	Stock Awards ($) (1)		Options Awards ($) (1)		Non- Equity Incentive Plan Compensation	All Other Compensation (2)	Grand Total
R. J. Dourney, CEO & President (3)	2014	226,153	171,015	(4)	—		—	—	397,168
	2013	—	—		—		—	—	—
	2012	—	—		—		—	—	—
Vicki Baue, VP & General Counsel, CCO, & Assistant Secretary (CLO)	2014	205,516	3,716		361	(5)	—	5,172	214,225
	2013	205,516	6,910		625		25,000	11,154	249,205
	2012	205,000	6,910		—		—	13,747	225,657
Bryan Marks, VP Operations	2014	105,346	12,796		—		—	9,371	127,513
	2013	—	—		—		—	—	—
	2012	—	—		—		—	—	—
Stephen Edwards, Executive Chairman (6)	2014	223,074	99,000		—		—	13,704	335,778
	2013	229,808	83,000		—		—	43,246	356,054
	2012	100,000	71,000		—		—	37,508	208,508
Scott Carlock, CFO, Secretary, Treasurer (7)	2014	81,577	15,500		—		—	20,000	117,077
	2013	—	—		—		—	—	—
	2012	—	—		—		—	—	—
William Koziel, CFO, Secretary & Treasurer (8)	2014	160,215	4,251	(11)	90	(5)	—	8,517	173,073
	2013	262.016	17,005		625		25,000	22,537	327,183
	2012	261,500	17,005		—		—	26,102	304,607

(1)	The amount in this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock and restricted stock unit awards granted during the fiscal year. The fair value of these awards has been determined based on the assumptions set forth in our Note on “Stock-Based Employee

Compensation” included in our Consolidated Financial Statements as reported on Form 10-K. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables.

(2)	The amounts in this column are comprised of the items set forth below in the table captioned “All Other Compensation”.
(3)	On March 17, 2014, R. J. Dourney was appointed as our CEO and President. His compensation is described below in the section captioned “Employment Agreements”.
(4)	Includes 829,164 shares of our common stock issued to R. J. Dourney on March 17, 2014, having a fair market value of $0.99 per share on the award date, representing compensation to Mr. Dourney for fiscal year 2014.
(5)	Represents the fair value, using the Black Scholes Valuation Model, of that portion of stock options that vested in fiscal 2014 for each of Vicki Baue and William Koziel.
(6)	Stephen Edwards served as our CEO and President, and as a director, from June 11, 2013, to March 17, 2014. Pursuant to his Employment Agreement dated June 13, 2013, effective as of June 11, 2013, while serving as CEO and President, Mr. Edwards received an annual base salary equal to $350,000 and was reimbursed for all reasonable out-of-pocket business expenses incurred by him in connection with his performance of services under his Employment Agreement. On March 17, 2014, we entered into a Letter Agreement with Stephen Edwards in which he agreed to serve as our Executive Chairman of the Board, effective March 17, 2014, for an initial one-year term. Mr. Edwards received annual base compensation at a gross rate of (a) $300,000 per annum for a period of six months following the effective date, and (b) $100,000 per annum for the remaining balance of the one-year term, subject to withholding, pro-rated for any partial year. In addition, on March 17, 2014, Mr. Edwards received 200,000 shares of our restricted common stock, pursuant to our 2005 Omnibus Long-Term Incentive Plan, as amended, which vested as follows: (a) 100,000 shares vested immediately on March 17, 2014, and (b) 100,000 shares were to vest in four equal quarterly installments of 25,000 shares on each of June 17, 2014, September 17, 2014, December 17, 2014, and March 17, 2015, provided that Mr. Edwards remained continuously employed by the Company on each such vesting date. Any reasonable business expenses actually incurred, as Executive Chairman, were be reimbursed according to our expense reimbursement policies. Mr. Edwards elected not to stand for reelection to the Board upon expiration of his term at the 2014 Annual Meeting of Stockholders on August 26, 2014, and he voluntarily resigned from all offices and positions with the Company effective on that same date. Pursuant to the terms of his agreement, Mr. Edwards forfeited 75,000 shares which were unvested at the time of his resignation. Additionally, Mr. Edwards received board fees and an annual stock award for his service on our Board, as more fully described below in the table captioned “Other Compensation”.
(7)	Scott Carlock voluntarily resigned his employment and all offices and positions with the Company effective January 21, 2015. The holding period for time-based vesting did not occur, and the vesting specified price targets for his shares of restricted stock were not met, during fiscal year 2014 or 2015 prior to his effective termination date, and all shares were unvested as of the effective date of his resignation. In accordance with the terms of his employment agreement and our Omnibus Plan under which his restricted stock was granted, all of the unvested shares were forfeited as of January 21, 2015.
(8)	William Koziel voluntarily resigned his employment and all offices and positions with the Company effective July 11, 2014. In accordance with the terms of the agreements under which his restricted stock and stock options were granted, Mr. Koziel’s unvested shares of restricted stock and stock options were forfeited and cancelled on July 11, 2014.

The table set forth below lists the elements of “All Other Compensation” included in the Summary Compensation Table above:

All Other Compensation
Name	Fiscal Year	Health Insurance Premiums ($)	Employer’s Contribution to the Company’s Savings Plan ($)(a)	Board Compensation	Relocation ($)	Total ($)
R. J. Dourney	2014	—	—	—	—	—
Vicki Baue	2014	5,172	—	—	—	5,172
Bryan Marks	2014	9,371	—	—	—	9,371
Stephen Edwards (b)	2014	704	—	13,000	—	13,704
William Koziel	2014	8,517	—	—	—	8,517
Scott Carlock (b)	2014	—	—	—	20,000	20,000

(a)	Effective as of January 1, 2014, named executive officers are not eligible to participate in our 401(k) plan.
(b)	Scott Carlock voluntarily resigned his employment and all offices and positions with the Company effective January 21, 2015. Does not include severance paid to Mr. Carlock in 2015 in connection with the termination of his employment. Pursuant to the Separation Agreement and Release entered into on January 21, 2015, Mr. Carlock received severance payments in the aggregate amount of $64615.36, representing four months’ gross salary, payable bi-weekly, less applicable withholding taxes and deductions. Under the Separation and Release Agreement, all unvested shares of restricted stock were forfeited and cancelled upon the termination of his employment. Mr. Carlock released the Company form any claims relating to his employment. The Separation Agreement also provides that Mr. Carlock will remain subject to customary confidentiality restrictions pursuant to the conditionality agreement entered into in connection with his employment.

Executive Officer Agreements

Employment Agreements with Stephen Edwards.

CEO and President (Effective June 11, 2013). On June 13, 2013, we entered into an Employment Agreement with Mr. Edwards, effective as of June 11, 2013, pursuant to which he agreed to serve as our CEO and President. Under the terms of his Employment Agreement, we agreed to pay him an annualized gross base salary equal to $350,000, and to reimburse Mr. Edwards for all reasonable out-of-pocket business expenses incurred by him in connection with his performance of services under the employment agreement, including, without limitation, expenses incurred by or related to Mr. Edwards’ spouse or other immediate family member accompanying him on up to two (2) trips per month to either the Company’s headquarters or other travel conducted by Mr. Edwards in his capacity as CEO and President. Mr. Edwards will be reimbursed for his monthly health insurance premiums of approximately $1,100 per month. In addition, Mr. Edwards may participate in the Company’s 401(k) retirement plan. Mr. Edwards’ employment may be terminated by either party at any time for any reason. On March 17, 2014, Mr. Edwards resigned all offices and positions with the Company and agreed to serve again as Executive Chairman of our Board, effective as of March 17, 2014, on the terms summarized above in the paragraph below.

Executive Chairman (Effective March 17, 2014). On March 17, 2014, we entered into a Letter Agreement with Stephen Edwards in which he agreed to serve as our Executive Chairman of the Board, effective March 17, 2014, for an initial one-year term. Mr. Edwards received annual base compensation at a gross rate of (a) $300,000 per annum for a period of six months following the effective date, and (b) $100,000 per annum for the remaining balance of the one-year term, subject to withholding, pro-rated for any partial year. In addition, on March 17, 2014, Mr. Edwards received 200,000 shares of our restricted common stock, pursuant to our 2005 Omnibus Long-Term Incentive Plan, as amended, which vested as follows: (a) 100,000 shares vested immediately on March 17, 2014, and (b) 100,000 shares were to vest in four equal quarterly installments of 25,000 shares on each of June 17, 2014, September 17, 2014, December 17, 2014, and March 17, 2015, provided that Mr. Edwards remained continuously employed by the Company on each such vesting date. Any reasonable business expenses actually incurred, as Executive Chairman, were be reimbursed according to our expense reimbursement policies.

Employment Agreement with R. J. Dourney. On March 17, 2014, the Company entered into an employment agreement with R. J. Dourney to serve as our CEO and President and as a director of the Company, effective March 17, 2014. The initial term of employment under the agreement is four years, unless extended by mutual agreement of the parties or unless earlier terminated. Mr. Dourney will receive an annual gross base salary of $300,000, and an annual cash bonus of up to 100% of his base salary based upon the Company’s overall performance and the performance of Mr. Dourney, which in the Board’s discretion may be less than or more than the target amount for performance that falls short of or exceeds the performance goals. Mr. Dourney and the Board will confer to set targets, metrics, and goals for the Company and executive performance for the purposes of determining Mr. Dourney’s bonus.

If Mr. Dourney’s employment terminates due to his death or disability, or by the Company for cause, or Mr. Dourney resigns under circumstances not constituting “good reason,” he is entitled to receive his base salary through the date of termination and all accrued benefits, if any, through the date of termination. In addition, if Mr. Dourney is terminated without “cause” or resigns under circumstances constituting “good reason,” or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, and (ii) provided that such termination occurs prior to the exercise of the election to cause the Merger and provided no breach exists under the non-compete agreement, (D) 12 months of his base salary (provided that if such termination occurs prior to the first anniversary of the employment agreement, then such salary continuation will be for a period equal to 24 months less the number of full months elapsed since the date of the employment agreement), and (iii) continuation of health insurance benefits for the lesser of 12 months or the balance of the employment period. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth below in connection with a change in control with respect to Performance Shares.

Mr. Dourney is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage, and participation in the Company’s 401(k) Savings Plan. Mr. Dourney has also agreed to observe the Company’s standard confidentiality, non-competition and non-solicitation provisions. The Company also paid attorneys’ fees of $45,000 incurred by Mr. Dourney in connection with his employment agreement and the documentation relating to the election to cause the reverse triangular merger of Hearthstone Associates, LLC, into a wholly-owned subsidiary of Cosi, Inc.

In addition, as a material inducement to enter into employment with the Company and as long-term incentive compensation, on March 17, 2014 (“Date of Grant”), Mr. Dourney was granted 829,164 unregistered shares of restricted stock, of which 414,582 shares are time-vested (“Time Vested Shares”) and 414,582 are performance-based (“Performance Shares”), which shares were issued pursuant to a restricted stock agreement entered into on March 17, 2014, and which shares are subject to the following vesting schedules:

(a)	The Time-Vested Shares will vest in four equal installments, with 25% vesting on each of the first, second, third and fourth anniversaries of the Date of Grant, provided that Mr. Dourney remains in the continuous employ of the Company through each such vesting date.
(b)	The Performance Shares will vest in four equal installments, provided that Mr. Dourney remains in the continuous employment of the Company from and after the Date of Award and through the respective vesting dates set forth below and the specified price targets set forth below for the Company’s common stock are achieved:
(i)	25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);
(ii)	25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);
(iii)	25% on the first day on which the closing price of the Company’s common stock shall have exceeded $3.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)	25% on the first day on which the closing price of the Company’s common stock shall have exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events).
(v)	In addition, in the event the holders of the Company’s common stock receive consideration in any change in control (as defined in the Restricted Stock Agreement dated March 17, 2014, pursuant to which the shares were granted) with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth above, in respect of Company securities or any successor securities, then upon such receipt all Performance Shares that would have become vested shares upon attainment of trading prices at or below such threshold or thresholds as provided above shall become vested shares.

Employment Agreement with Vicki Baue. In February 2007, the Company entered into an amended at-will employment agreement with Vicki Baue to serve as our Vice President and General Counsel, Chief Compliance Officer and Chief Legal Officer. Pursuant to the terms of this agreement, as amended, Ms. Baue will receive an annual base salary of $205,000. She will also be eligible to receive an annual performance bonus of up to 30% of her annual base salary based on the attainment of mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. She entered into a confidentiality and non-solicitation agreement that includes customary non-solicitation provisions. Ms. Baue’s employment may be terminated by either party at any time for any reason. Compensation is reviewed annually and may be subject to adjustment.

Employment Agreement with Bryan Marcks. In March, 2014, the Company entered into an at-will employment agreement with Bryan Marks to serve as our Vice President of Operations, effective June 19, 2014. Pursuant to the terms of his agreement, Mr. Marks will receive an annual base salary of $165,000. He also received an initial grant of 75,000 shares of restricted stock, of which 50% were time vested, vesting in four equal installments of 50% each on the first, second, third and fourth anniversaries of the date of grant provided he remained in the continuous employ of the Company through each such vesting date, and 50% were performance based, vesting in four equal installments of 25% each, provided he remained in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded specified price targets of $2.00, $2.50, $3.00, and $4.00. Mr. Marks entered into a confidentiality and non-compete agreement that includes customary non-competition and non-solicitation provisions. Mr. Marks’ employment may be terminated by either party at any time for any reason. Compensation is reviewable annually and subject to adjustment.

Employment Agreement with Scott Carlock (former CFO). On July 7, 2014, the Company entered into an at-will employment agreement with Scott Carlock. Pursuant to the terms of this Agreement, Mr. Carlock served as Chief Financial Officer and was paid an annual base salary of $210.000. He was eligible to receive an annual performance cash incentive (bonus) of up to 50% of his annual base salary based upon attaining mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. He was also eligible to receive long-term incentives based upon attaining mutually agreed upon performance objectives. He was entitled to the standard benefits available to our executive officers generally, including health insurance, and life and disability coverage. Mr. Carlock entered into a confidentiality and non-compete agreement that includes customary non-competition and non-solicitation provisions. Mr. Carlock’s employment was terminable by either party at any time for any reason. Mr. Carlock was also reimbursed for reasonable out-of-pocket expenses incurred in connection with his relocation expenses up to $20,000. As a material inducement to enter into employment with the Company and as long-term incentive compensation, on the first day of his employment with the Company, he was granted 100,000 unregistered shares of common stock, of which 50% were time vested, vesting in four equal installments of 50% each on the first, second, third and fourth anniversaries of the date of grant provided he remained in the continuous employ of the Company through each such vesting date, and 50% were performance based, vesting in four equal installments of 25% each, provided he remained in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded specified price targets of $2.00, $2.50, $3.00, and $4.00. Mr. Carlock’s employment was terminable by either party at any time for any reason. Compensation was reviewed annually and was subject to adjustment. Mr. Carlock entered into a confidentiality and non-compete agreement that includes customary non-competition and non-solicitation provisions. Mr. Carlock’s employment was terminable by either party at any time for any reason.

Employment Agreement with William Koziel (former CFO). On August 17, 2005, the Company entered into an at-will employment agreement with Mr. Koziel. Pursuant to the terms of this agreement, Mr. Koziel served as Chief Financial Officer and was paid an annual base salary of $250,000. He was eligible to receive an annual performance cash incentive (bonus) of up to 50% of his annual base salary based upon attaining mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. Mr. Koziel entered into a confidentiality and non-compete agreement that includes customary non-competition and non-solicitation provisions. Mr. Koziel’s employment was terminable by either party at any time for any reason. Compensation was reviewed annually and was subject to adjustment.

2013 Grants of Plan Based Awards

The following table provides additional information about stock and stock option awards and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended December 29, 2014.

Grants of Plan-Based Awards (1)
Name	Grant Date	Estimated Potential Pay Out under Non- equity Incentive Plan Awards: Target ($)(2)	Actual Pay Out under Non- equity Incentive Plan Awards: ($) (3)	All Other Stock Awards: Number of Shares of Stock (#) (4)	Grant Date Fair Value of Stock Awards ($)
R. J. Dourney	03/17/2014	300,000	—	829,164	820,872
Vicki Baue	12/14/2014	61,500	—	25,000	40,750
Bryan Marks	06/19/2014	82,500	—	75,000	87,750
Stephen Edwards	03/17/2014	—	—	200,000	198,000
William Koziel	—	—	—	—	—
Scott Carlock	07/28/2014	105,000	—	100,000	124,000

(1)	The shares of restricted stock were awarded under the Omnibus Plan or were unregistered shares issued as a material inducement to enter into employment with the Company.
(2)	These amounts reflect the amount of annual cash incentives that could have been awarded to the named executive officers in fiscal 2015 for fiscal 2014 performance.
(3)	Includes annual cash incentives awarded to named executive officers in fiscal 2014 for fiscal 2013 performance. As of April 9, 2015, there have been no annual cash incentives awarded to named executive officers in fiscal 2015 for fiscal 2014 performance.
(4)	Includes initial grants of shares of restricted stock issued to R. J. Dourney, Bryan Marks and Scott Carlock upon their employment in in fiscal 2014. Includes shares of restricted stock granted to Stephen Edwards in March 2014 upon his appointment as Executive Chairman following the appointment of R. J. Dourney as CEO and President. Includes shares of restricted stock granted to Vicki Baue in 2014 for continued employment during fiscal 2014. There were no long-term equity awards to named executive officers in fiscal 2014 for fiscal 2013 performance.

Prior to March 2014, unless otherwise agreed by the Compensation Committee, shares of restricted stock granted under the Omnibus Plan generally vest 20% on the grant date and 20% annually thereafter on the next four anniversaries of the grant date, subject to continued employment by the Company. Commencing in March 2014, unless otherwise agreed by the Compensation Committee, shares of restricted stock granted under the Omnibus Plan, or unregistered shares issued as a material inducement to entering into employment with the Company, are 50% time-vested, vesting in four equal installments of 25% each on the first, second, third and fourth anniversaries of the date of grant provided the employee remains in the continuous employ of the Company through each such vesting date, and 50% performance-based, vesting in four equal installments of 25% each, provided the employee remains in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded specified price targets. For grants issued in 2014, the price targets are $2.00, $2.50, $3.00, and $4.00.

Pursuant to the terms of his employment agreement, the shares of restricted stock granted to Mr. Edwards in March 2014, vested according to the vesting schedule described under “Executive Officer Agreements”. The shares of restricted stock granted under the Omnibus Plan have all of the rights of stockholders with respect to restricted stock voting and dividend rights, subject to the terms of the Omnibus Plan and the respective restricted stock award agreements.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information about outstanding equity awards, including the vesting schedules, at December 29, 2014, for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year End
			Option Awards (2)				Stock Awards (3)
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Unexercisable #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested ($)
R. J. Dourney	03/17/2014		—	—	—	—	829,164	(3)	1,293,496
Vicki Baue	10/20/2004		6,250	—	20.80	10/20/2014	—		—
	3/19/2013		2,500	3,750	2.80	3/19/2023	—		—
	3/9/2010		—	—	—	—	—		—
	3/2/2011		—	—	—	—	250	(4)	390
	12/14/2014		—	—	—	—	25,000	(3)	39,000
Bryan Marks	06/19/2014		—	—	—	—	75,000	(3)	117,000
Stephen Edwards (5)	03/17/2014		—	—	—	—	—		—
Scott Carlock	07/28/2014		—	—	—	—	100,000	(6)	156,000
William Koziel	8/23/2004	(a)	12,500	—	18.80	8/23/2014	—		—
	8/23/2004	(b)	3,745	—	18.80	8/23/2014	—		—
	12/31/2004		3,745	—	24.20	12/31/2014	—		—
	3/19/2013		5,625	5,625	2.80	3/19/2023	—		—
	3/9/2010		—	—	—	—	—		—
	3/2/2011		—	—	—	—	—		—

(1)	For a better understanding of the information disclosed in this table, we have included an additional column showing the grant date of the stock options and shares of restricted stock or restricted stock units. Future vesting of stock options and shares of restricted stock is contingent upon the employee being continuously employed by the Company through each applicable vesting date (as set forth in the tables below). In accordance with the terms of the plans under which the stock options and shares of restricted stock or restricted stock units were granted, employees forfeit all stock options, restricted stock and restricted stock units previously awarded and remaining unvested on the date of termination of employment.
(2)	Stock options (post-reverse stock split adjusted) become exercisable based upon the following vesting schedules:
Grant Date	Stock Option Vesting Schedules
8/23/2004 (a)	25% on grant date and 25% annually on anniversary of grant date over 3 years
8/23/2004 (b)	20% annually on anniversary of grant date over 5 years
10/20/2004	20% annually on anniversary of grant date over 5 years
12/31/2004	20% on grant date and 20% annually on anniversary of grant date over 4 years
3/19/2013	20% on grant date and 20% annually on anniversary of grant date over 4 years

(3)	Prior to March 2014, unless otherwise agreed by the Compensation Committee, shares (post-reverse stock split adjusted) of restricted stock vest based upon the following vesting schedules:
Grant Date	Restricted Stock Vesting Schedule
3/09/2010	20% on grant date and 20% annually on anniversary of grant date over 4 years
3/02/2011	20% on grant date and 20% annually on anniversary of grant date over 4 years
(4)	Beginning in March 2014, unless otherwise agreement by the Compensation Committee, shares (post-reverse stock split adjusted) of restricted stock vest based upon the following vesting schedules:
Grant Date	Restricted Stock Vesting Schedule
03/17/2014 06/19/2014 12/14/2014	50% vest over time in four equal installments of 25% each on anniversary of grant date over 4 years, and 50% vest in four equal installments of 25% on first day on which the closing price of the Company’s common stock exceeds specified price targets for 30 consecutive trading days, of $2.00, $2.50, $3.00, and $4.00
(5)	Stephen Edwards elected not to stand for reelection upon expiration of his term at the 2014 Annual Meeting of Stockholders on August 26, 2014, and he resigned all offices and positions with the Company and the Board on August 26, 2014. According to the terms of his employment agreement, all unvested shares were forfeited and cancelled upon termination of his employment.
(6)	On January 21, 2015, Scott Carlock resigned his employment with the Company. In accordance with the terms of his employment agreement and the Omnibus Plan, all unvested shares as of the effective date of termination of his employment were forfeited and cancelled. None of the shares were vested as of January 21, 2015, and all of the shares were forfeited and canceled as of January 21, 2015.

2014 Stock Vested

The following table provides additional information about the value realized by the named executive officers’ stock awards vesting during the fiscal year ended December 29, 2014. No stock option exercises occurred during fiscal year 2014.

Options Exercised and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
R. J. Dourney	—	—	—	—
Vicki Baue	—	—	1,750	2,380
Bryan Marks	—	—	—	—
Stephen Edwards	—	—	125,000	127,500
Scott Carlock	—	—	—	—
William Koziel	—	—	500	650

(1)	The value of these awards has been computed by multiplying the number of shares by the market value of the underlying shares on the vesting date.
(2)	Includes 100,000 shares of restricted stock vested on March 17, 2014, having a fair market value of $0.99 per shares, and 25,000 shares of restricted stock vested on June 17, 2014, having a fair market value of $1.14 per share.

Pension Benefits

The Company does not offer qualified or non-qualified defined benefit plans to its executive officer or employees.

Non-Qualified Deferred Compensation

The Company does not offer non-qualified defined contribution or other non-qualified deferred compensation plans to its executive officers or employees.

Potential Payments Upon Termination or Change-in-Control

There are potential costs associated with a change in control of the Company or termination of employment of certain named executive officers.

Compensation Arrangements Upon Change-in-Control or Termination Without Cause After Change-in-Control

Upon termination of employment upon a “change in control” or without “cause” after a “change in control” of the Company (as defined below), severance payments may be paid to R. J. Dourney in accordance with his employment agreement and to Vicki Baue in accordance with her “change in control” severance agreement (each as described below).

Upon termination of employment without “cause” due to a “change in control” of the Company or termination without “cause” after a “change in control” of the Company, severance payments and reimbursement for continuation of medical and health benefits under COBRA may be paid to Mr. Dourney in accordance with his employment agreement and to Ms. Baue in accordance with her “change in control” severance agreement with the Company, as described below.

For shares of restricted stock and stock options granted prior to March 2014, solely due to a “change in control” of the Company (whether or not their employment is terminated), all unvested shares of restricted stock and stock options previously awarded to employees (other than Mr. Dourney and Mr. Edwards) would automatically vest.

For shares of restricted stock and stock options granted after March 2014, solely due to a “change in control” of the Company (whether or not their employment is terminated due to the “change in control”), if stockholders of the Company’s common stock receive consideration in any “change in control” with a value at the time of receipt or subsequent to such receipt at least equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds (specified price targets) set forth in the respective restricted stock award agreements, in respect of Company securities or any successor securities, then upon such receipt, all performance-based shares (or assets or rights held in respect thereof) that would have become vested upon attainment of trading prices at or below such value threshold or thresholds will become vested shares, and all consideration payable in respect of such performance-based shares will be paid to the employee (in the event the employee was employed by the Company upon the occurrence of such “change in control” as defined below).

R. J. Dourney, Chief Executive Officer and President

Under the terms of Mr. Dourney’s employment agreement, if Mr. Dourney is terminated without “cause” or resigns under circumstances constituting “good reason,” or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, and (ii) provided that such termination occurs prior to the exercise of the election to cause the Merger (as defined below) and provided no breach exists under the non-compete agreement, (D) 12 months of his base salary (provided that if such termination occurs prior to the first anniversary of the employment agreement, then such salary continuation will be for a period equal to 24 months less the number of full months elapsed since the date of the employment agreement), and (iii) continuation of health insurance benefits for the lesser of 12 months or the balance of the employment period. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth below in connection with a change in control with respect to Performance-Based Shares. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly described below in connection with a “change in control” with respect to his performance-based shares.

In the event the holders of the Company’s common stock receive consideration in any “change in control” with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth in the vesting schedule, in respect of Company securities or any successor securities, then upon such receipt all performance-based shares (or assets or rights held in respect thereof) that would have become vested shares upon attainment of trading prices at or below such value threshold or thresholds as provided in the vesting schedule shall thereupon become vested shares, and all consideration payable in respect of such performance-based shares shall be paid to Mr. Dourney or Mr. Dourney’s beneficiaries or estate (in the event Mr. Dourney was employed by the Company upon the occurrence of such change in control). The specified price targets for Mr. Dourney’s performance-based shares are described in the section above captioned “Executive Agreements” and included above in the compensation table captioned “Outstanding Equity Awards at Fiscal Year End”.

The estimated payments and benefits to Mr. Dourney following the termination of his employment upon a “change in control” or without “cause” after a “change in control” of the Company, as determined as of December 29, 2014, are included below in the compensation table captioned “Estimated Benefits Upon or Following a Change in Control”.

Other Named Executive Officers

Under the terms of her change in control severance agreement, if Vicki Baue’s employment is terminated without “cause” following a “change in control” of the Company, Ms. Baue would continue to be paid her then-current base salary as severance for a period of 12 months. Additionally, Ms. Baue would be reimbursed for the premiums to continue her medical and health benefits pursuant to COBRA for a period of 12 months.

For restricted stock or stock options granted to Ms. Baue prior to March 2014, all unvested shares upon the occurrence of a “change in control” would become vested, similar to restricted stock or stock options granted to other employees, in accordance with the terms of the restricted stock award agreements applicable to such restricted stock or stock options.

For all restricted stock or stock options granted to Ms. Baue after March 2014, similar to restricted stock or stock options granted to other employees, in the event the holders of the Company’s common stock receive consideration in any “change in control” with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth in the vesting schedule, in respect of Company securities or any successor securities, then upon such receipt all performance-based shares (or assets or rights held in respect thereof) that would have become vested shares upon attainment of trading prices at or below such value threshold or thresholds as provided in the vesting schedule shall thereupon become vested shares, and all consideration payable in respect of such performance-based shares shall be paid to Ms. Baue or Ms. Baue’s or beneficiaries or estate (in the event Ms. Baue was employed by the Company upon the occurrence of such change in control). The specified price targets for Mr. Baue’s performance-based shares granted after March 2014 are included above in the compensation table captioned “Outstanding Equity Awards at Fiscal Year End”.

The estimated payments and benefits to the named-executive officers following the termination of their employment upon a “change in control” or without “cause” after a “change in control” of the Company, as determined as of December 29, 2014, are included below in the compensation table captioned “Estimated Benefits Upon or Following a Change in Control”.

Change in Control Defined

Pursuant to the terms of Mr. Dourney’s Restricted Award Agreement and the restricted stock award agreements of other employees for shares granted in or after March 2014, a “change in control” of the Company is generally defined as follows:

For such agreements, “change in control” shall mean the first date on which any of the following events occur: (A) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Act (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act of more than 50% of the Voting Stock (as defined below); (B) the merger or consolidation of the Company with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than a majority of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity; (C) the sale or transfer of all or substantially all of the property of the Company other than to an entity of which the Company owns at last 50% of the Voting Stock; (D) during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or (E) a liquidation or dissolution of the Company. A Change in Control shall not include any acquisition in which Grantee is the acquirer or a member of the acquiring group or an officer or owner of the acquiring entity. For purposes of this Change in Control definition, “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation, whether of the Company or any successor entity thereto, as the context requires. Any capital infusion effectuated by the Company, duly authorized by its Board of Directors (including without limitation transactions in the public or private equity markets) does not constitute a “change in control” within the meaning of such agreements regardless whether thereafter any of the events identified in (A), (B), (C) or (D) occurs as a result of such capital infusion.

Pursuant to the terms of Ms. Baue’s Change in Control Severance Agreement, a “change in control” of the Company is generally defined as follows:

The date on which the earlier of the following events occur: (i) either (A) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act of more than 50% of the outstanding capital stock of Così entitled to vote for the election of directors (“Voting Stock”); or (B) the merger or consolidation of Così with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Così immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity, and in addition to (A) or (B), (C) as a result of an event described in (A) or (B), the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that “Change in Control” will not include any event described in clauses (i) through (iii) above (A) in which the executive is a member of the acquiring group or an officer or owner of the acquiring entity or (B) if following such event, the executive continues employment as a senior executive of Così.

The estimated payments and benefits to named executive officers upon or following a “change in control” of the Company, as determined as of December 29, 2014, are summarized in the following table.

Estimated Benefits Upon or Following a Change in Control
	Early Vesting of Stock Options (1) (2)		Early Vesting of Shares or Units of Stock (2)		Severance Payments (3)	COBRA (3)
Name	#	($)	#	($)	($)	($)
R. J. Dourney	—	—	414,582	1,658,328	600,000	—
Vicki Baue	1,250	3,500	13,500	54,000	261,500	11,775
Bryan Marks	—	—	37,500	112,500	—	—
Stephen Edwards	—	—	—	—	—	—
Scott Carlock	—	—	—	—	—	—
William Koziel	—	—	—	—	—	—

(1)	The values in this table are based on the closing price of our stock on December 29, 2014.
(2)	For shares of restricted stock and stock options granted prior to March 2014, solely due to a “change in control” of the Company, all unvested shares of restricted stock and unvested stock options previously awarded would automatically vest. For shares of restricted stock and stock options granted after March 2014, solely due to a “change in control” of the Company, all unvested shares of performance-based shares having specified trading price targets equal to or less than the per-share consideration paid to stockholders in such “change in control” transaction would be deemed to be vested shares and all consideration payable in respect of such performance-based shares would be paid to such employees provided they are employed by the Company upon the occurrence of such “change in control”.

(3)	Severance payments and reimbursement for COBRA premiums would be payable to these named executive officers upon termination of their employment upon a “change in control” or without “cause” following a “change in control”. Mr. Dourney’s portion was calculated at 100%, assuming full payout but the bonus amount would depend upon performance against the performance objectives and actual payout may be less than 100%. Mr. Dourney is not currently covered under the Company’s insurance plan; however, if he were participating in the Company’s medical and health plans at the time of such termination, he would be entitled to be reimbursed for COBRA payments.

Compensation Arrangements for Termination of Employment Without Cause (other than Change in Control)

Upon termination of Mr. Dourney’s employment by the Company without “cause” not related to a “change in control” of the Company or by Mr. Dourney under circumstances constituting “good reason”, or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he would be entitled to receive severance benefits in accordance with his employment agreement.

Other than as discussed above with respect to a “change in control”, the named executive officers (other than R. J. Dourney) are not covered under severance agreements or a general severance plan, and any severance benefits payable to them would be determined by the Compensation Committee in its discretion.

R. J. Dourney. The initial term of Mr. Dourney’s employment under his employment agreement is four years, unless extended by mutual agreement of Mr. Dourney and the Company or unless earlier terminated. If Mr. Dourney’s employment with the Company is terminated by the Company without “cause” (as defined in his employment agreement), by Mr. Dourney under circumstances constituting “good reason” (as defined in his employment agreement), or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, any, and (ii) continuation of health insurance benefits for the lesser of twelve months or the balance of the employment period. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth above in connection with a “change in control” with respect to his performance-based shares.

Estimated Benefits Upon Termination Without Cause or For Good Reason (Other than Following a Change in Control)
	Early Vesting of Stock Options (1) (2)		Early Vesting of Shares or Units of Stock (2)		Severance Payments (3)	COBRA (3)
Name	#	($)	#	($)	($)	($)
R. J. Dourney	—	—	414,582	1,658,328	—	—
Vicki Baue	—	—	—	—	—	—
Bryan Marks	—	—	—	—	—	—
Stephen Edwards	—	—	—	—	—	—
Scott Carlock	—	—	—	—	—	—
William Koziel	—	—	—	—	—	—

(a)	All unvested shares of our restricted common stock previously granted to named executive officers would be forfeited and cancelled upon termination (except in connection with a “change in control” as described above).
(b)	Severance payments would be payable to R. J. Dourney upon his termination by the Company without “cause” or his resignation due to circumstances constituting “good reason”.
(c)	Reimbursement of COBRA premiums would be payable to R. J. Dourney upon his termination by the Company without “cause” or his resignation due to circumstances constituting “good reasons”.

   Potential Costs upon Termination for Cause

Upon termination of employment with “cause”, named executive officers would be paid salary and benefits accrued through the effective date of termination, representing earned but unpaid base salary and any accrued but unused vacation, and all unvested shares of restricted stock and stock options previously granted would be forfeited as of the effective date of such termination.

   Payments upon Death

Under our benefits program, all of our eligible employees, including the named executive officers, receive basic life insurance in an amount equal to one time their annual base salary up to a maximum amount of $150,000, and they have the option to purchase additional life insurance in an amount that, together with their basic life insurance, does not exceed $500,000. For restricted stock or stock options granted prior to March 2014, under the terms of our restricted stock or stock option agreements, typically all unvested shares of restricted stock, stock options and restricted stock units previously granted to employees (other than Mr. Dourney and Mr. Edwards) would automatically fully vest.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 29, 2014, with respect to our equity-based compensation plans under which shares of our common stock may be issued.

Equity Compensation Plan Information (1)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by stockholders	3,750	$ 2.80	2,595,554
Equity compensation plans not approved by stockholders	None	None	None
Total	3,750	$ 2.80	2,595,554

(1)	The information in this chart is determined as of December 29, 2014.
(2)	The totals in this column reflect outstanding stock options, as the Company has not granted warrants or rights to employees.
(3)	The totals in this column pertain to the Omnibus Plan, which was approved by stockholders and implemented in May 2005 and amended in May 2012, as amended and restated by the Amended and Restated 2005 Cosi, Inc. Omnibus Long-Term Incentive Plan approved by stockholders on August 26, 2014. There are no other long-term incentive plans applicable to employees in effect as of April 1, 2015.

TRANSACTIONS WITH RELATED PERSONS

No director, executive officer or stockholder who is known to the Company to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of such director, executive officer or stockholder, has a direct or indirect material interest in any transaction since the beginning of fiscal 2014, or any currently proposed transaction, in which the Company or one of its subsidiaries is a party and the amount involved exceeds $120,000.

The Company has a written policy with respect to the review, approval and ratification of related person transactions. This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $50,000 in any fiscal year; (ii) the Company is a participant and (iii) any “related person” (defined as a director, director nominee, an executive officer or someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest. Under the policy, our General Counsel will determine whether a transaction meets the definition of a related person transaction that will require review by the Audit Committee. The Audit Committee will review all related person transactions referred to them and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions. Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders will be approved. If the Company becomes aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Audit Committee, and the Audit Committee will evaluate all options available, including ratification, amendment or termination of the transaction.

The Company has determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in our proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of the Company, the related compensation would have been reported in our proxy statement if he or she was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in our proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; (v) any transaction involving competitive bids; (vi) any transaction in which the rates or charges incurred are subject to governmental regulation and (vii) any transaction involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Our executive management team approved the above policy in April 2007. Although not previously set forth in a written policy, the Company has followed the above approval procedures when considering all related person transactions in the past.

INDEMNIFICATION

We indemnify our directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their services to the Company. This indemnification is required under our By-laws, and we have also entered into indemnification agreements with those individuals contractually obligating us to provide this indemnification to them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and 10% stockholders to file reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC and The NASDAQ Global Market. Directors, executive officers, and 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to it, the Company believes that during fiscal 2014, its directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, other than with respect to the Form 4s filed on behalf of Patrick Bennett (1 Form 4), Jean Birch (1 Form 4), Scott Carlock (1 Form 3, 1 Form 3), Michael Collins (1 Form 4), Bryan Marks (1 Form 4), Janus Capital (1 Form 3, 1 Form 4), Plaisance Fund (2 Form 4s), and Michael O’Donnell (1 Form 4).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee makes all compensation decisions required to be made by the Compensation Committee pursuant to the Compensation Committee’s Charter. The current members of the Compensation Committee are Jean Birch, Chairman, and Mark Demilio. None of the Compensation Committee members has served as an officer or employee of the Compensation Committee, except that Mark Demilio served as Interim CEO of the Company from August 29, 2011, to December 31, 2011. Based upon review of the NASDAQ “independence standards”, the other independent directors of the Board unanimously determined Mark Demilio to be “independent” in March 2014. No interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

II.	PROPOSAL NUMBER TWO - RATIFICATION OF AUDITORS

The Board has appointed the firm of BDO USA, LLP to be our independent registered public accounting firm for the fiscal year ending December 28, 2015, and recommends to stockholders that they vote for ratification of that appointment.

BDO USA, LLP has served in this capacity since August 11, 2004. A representative of BDO USA, LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

The appointment of the independent registered public accounting firm is approved annually by the Audit Committee and subsequently submitted to the stockholders for ratification. The Audit Committee reviews and approves in advance the scope of the audit, the types of non-audit services that Così will need, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that these services will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as our independent registered public accounting firm, which included a review of BDO USA, LLP’s performance in the prior year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed its satisfaction with BDO USA, LLP in these respects.

The Company is asking its stockholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2015. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of BDO USA, LLP to stockholders for ratification because the Company values its stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If ratification is not obtained, the Audit Committee intends to continue the engagement of BDO USA, LLP at least through the end of the 2015 fiscal year but will consider whether it is appropriate to select a different independent registered public accounting firm in the future. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board recommends a vote FOR ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2015.

INDEPENDENT AUDITORS

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered by BDO USA, LLP in fiscal years 2014 and 2013. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP during fiscal years 2014 and 2013.

BDO USA, LLP
	FY 2014 Total	FY 2013 Total
Audit Fees (1)	$287,650	$244,000
Audit-Related Fees (2)	$13,500	$13,560
Tax Fees (3)	$49,000	$49,000
TOTAL	$339,600	$306,550

(1)	Audit fees consist of professional services rendered for the audit of our consolidated annual financial statements and the reviews of our quarterly financial statements. This category also includes fees for work related to review of the Annual Franchise Disclosure Document in connection with state franchise registrations and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of professional services rendered for the audit of our 401(k) plan.
(3)	Tax fees consist of fees for professional services rendered to the Company for tax compliance, tax advice and tax planning, including a study relating to Section 382 of the Internal Revenue Code of 1986, as amended, with respect to the availability of certain tax benefits.

Pre-Approved Services

Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, internal-control related services, tax services and other services.

Prior to engagement of the independent registered public accounting firm, the Committee shall pre-approve all audit services and all permitted non-audit services (including the estimated fees), except those excluded from requiring pre-approval based upon the de minimus exception set forth in Section 10A(i)(1)(b) of the Exchange Act. The Audit Committee also specifically pre-approves any engagement of the independent registered public accounting firm to provide internal-control related services and other services.

Prior to engaging BDO USA, LLP, to render the above services, and pursuant to its charter, the Audit Committee approved the engagement for each of the above services and determined that the provision of such services by the independent registered public accounting firm was compatible with the maintenance of BDO USA, LLP’s independence in the conduct of its auditing services.

The Audit Committee will use the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit Services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.
2.	Audit-Related Services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.	Tax Services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.
4.	Other Services are those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.	PROPOSAL NUMBER THREE — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) requires reporting companies to provide their stockholders with the opportunity to vote, in an advisory capacity, on the compensation of their named executive officers. This requirement is commonly known as a “say on pay” vote.

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers for the fiscal year ended December 30, 2013, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Stockholders are urged to read the Compensation Discussion and Analysis set forth in this Proxy Statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our five most highly-compensated executive officers in fiscal year 2014.

Stockholders will be asked to cast a vote to approve, on an advisory basis, our executive compensation program through the following resolution:

RESOLVED, that the stockholders of Cosi, Inc. approve, on an advisory basis, the compensation of the named executive officers of Cosi, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in the Cosi, Inc. 2015 Annual Meeting proxy statement.

The “say on pay” vote is advisory only, meaning that it is non-binding on the Company. However, as a matter of good corporate governance and in compliance with Dodd-Frank, our Board and Compensation Committee will carefully consider the voting results of this proposal in determining the future compensation of our named executive officers.

Our Board recommends a vote FOR the approval of the compensation of our named executive officers.

OTHER MATTERS

Our Board does not intend to bring any other business before the meeting, and as far as is known by the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report, which incorporates its Form 10-K for the fiscal year ended December 29, 2014, including audited financial statements set forth therein, was sent to all stockholders of the Company along with this Proxy Statement.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Company’s Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners. All of the costs of solicitation of proxies will be paid by the Company.

STOCKHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

In accordance with the rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with our 2016 Annual Meeting of Stockholders must submit such proposal to the Company no later than December 11, 2015.

In addition, the Company’s By-laws have an advance notice procedure for stockholders to bring business before an Annual Meeting of Stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2016 Annual Meeting of Stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder’s stock ownership and identity, to the Company’s Secretary not earlier than December 21, 2015, nor later than January 20, 2016. However, in the event that the 2016 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2015 Annual Meeting, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2016 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2016 Annual Meeting of Stockholders was made, whichever first occurs. If the Company does not receive timely notice, the proxy holders will vote on the matter, if presented at the meeting, in their discretion.

By order of the Board of Directors,

Mark Demilio
Chairman of the Board

Dated: April 9, 2015.

EXHIBIT A

COSÌ, INC.
BOARD OF DIRECTOR CANDIDATE GUIDELINES

The Nominating/Corporate Governance Committee of Così, Inc. (“Corporation”) identifies, evaluates and recommends candidates to become members of the Board of Directors (“Board”) with the goal of creating a balance of knowledge, experience and diversity. Stockholders may also recommend candidates to the Nominating/Corporate Governance in accordance with the procedure set forth in the Nominating/Corporate Governance Committee Charter. Candidates are reviewed in the context of current composition of the Board, the operating requirements of the Corporation and the long-term interests of the Corporation’s stockholders and are evaluated for their character, judgment, business experience and acumen. In conducting this assessment, the Committee will consider and evaluate director-candidates based upon the following factors:

•	Candidates must be independent pursuant to the requirements of the National Association of Security Dealers (“NASD”).
•	Candidates should be at least 21 years of age.
•	Candidates should be accomplished in their respective fields and have reputations, both personal and professional, that are consistent with the image and reputation of the Corporation.
•	Candidates should be ethical individuals of proven judgment and competence, possessing professional experience and skills that are complementary to the needs of the Corporation.
•	Candidates should have the ability to read and understand basic financial statements. The Nominating/Governance Committee will also determine if any of the candidates satisfy the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.
•	Candidates should have knowledge of the Corporation and issues affecting the Corporation.
•	Candidates should be committed to enhancing stockholder value.
•	Candidates should understand, or have the capacity to understand, fully the legal responsibilities of a director and the governance processes of a public company.
•	Candidates should have demonstrated the ability and be willing to apply sound, objective and independent business judgment, and to assume broad, fiduciary responsibility.
•	Candidates should have, and be willing to devote sufficient time to fulfill their obligations to the Corporation and its stockholders.
•	Candidates should not have any prohibitive interlocking relationships or conflicts of interest.
•	Candidates should be able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Corporation.

ANNUAL MEETING OF STOCKHOLDERS OF

COSÌ, INC.

May 19, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, and Proxy Card
are available at www.getcosi.com in the Investor Info section

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230300000000000000 4 051915

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, and "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Patrick Bennett
○ David Lloyd

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark your vote **"FOR ALL EXCEPT"** and fill in the circle next to each nominee for which you wish to withhold your vote, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratify BDO USA, LLP, as the Company's independent registered public accounting firm.	☐	☐	☐
3. Approve, in a non-binding vote, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement.	☐	☐	☐

OTHER MATTERS:
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.